Exhibit 10.53

POWER PURCHASE AGREEMENT

Dated as of November 17, 2004

Between

Dynegy Power Marketing, Inc.

as Seller

And

Constellation Energy Commodities Group, Inc.

as Purchaser

i

ii

Appendix A

Appendix B

Appendix C

Appendix D

Appendix E

Appendix F

Appendix G

Appendix H

Appendix I

Appendix J

Appendix K

iii

POWER PURCHASE AGREEMENT

This POWER PURCHASE AGREEMENT (this “Agreement”), dated as of November 17, 2004, is entered into between Dynegy Power Marketing, Inc., a Texas corporation (“Seller”), and Constellation Energy Commodities Group, Inc. a Delaware corporation (“Purchaser”) (each, a “Party” and collectively, the “Parties”).

RECITALS

A. Seller has rights to electrical capacity and energy from the Facility, located in Kendall County, Illinois, pursuant to a “Power Purchase Agreement” between it and LSP-Kendall Energy, LLC (“Kendall”) entered into on February 25, 1999 (“Kendall PPA”).

B. Seller wishes to deliver and sell to Purchaser, and Purchaser wishes to purchase and take from Seller, electrical capacity and energy from the Facility on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. Unless otherwise defined herein or in any exhibit, schedule or appendix hereto, the following terms, when used herein or in any exhibit, schedule or appendix hereto shall have the meanings set forth below.

“Actual Contract Capacity” means, as to a Dedicated Unit, the sum of the Standard Capacity and the Supplemental Capacity of such Dedicated Unit as each is adjusted in accordance with the Ambient Condition Adjustment Formulas to prevailing ambient conditions.

“Additional Enforcement Action” has the meaning assigned to such term in Section 14.7

“Additional Scheduled Maintenance Outage” shall have the meaning assigned to such term in Section 5.2(c).

“Affiliate” means, with respect to any Person, any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

“Agreement” means this Power Purchase Agreement and the Appendices hereto, which are hereby incorporated herein by reference.

“Ambient Condition Adjustment Formulas” means formulas, as adjusted from time to time pursuant to Appendix A, provided by the Facility construction contractor or the applicable equipment manufacturer to customers other than Kendall for similar equipment used to calculate the expected capacity of a Dedicated Unit under varying prevailing ambient conditions, which formulas shall not be unreasonably inconsistent with the formulas used for such purpose for comparable equipment pursuant to Prudent Industry Practice.

“Appendix” means an appendix attached to this Agreement.

“Assignment and Assumption Agreement” shall have the meaning assigned to such term in Section 2.1.

“Available Contract Capacity” means, as to a Dedicated Unit, the actual quantity of Net Electrical Output that such Dedicated Unit is capable of generating at any given time if such Dedicated Unit was Dispatched in accordance with the Design Limits.

“Availability Adjustment Factor” or “AAF” means, as to a Dedicated Unit, the actual availability adjustment factor calculated for each Billing Period in accordance with the following formula:

(i)	If the Adjusted Availability is greater than 0.975, then

AAF = 1.00 + ((Adjusted Availability – 0.975) * 0.5); otherwise

(ii)	If the Adjusted Availability is greater than or equal to 0.95, then AAF = 1.00 ; otherwise,

(iii)	If the Adjusted Availability is greater than or equal to 0.80 then,

AAF = 1.00 – (0.95 - Adjusted Availability); otherwise,

(iv)

AAF = 1.00 – ((0.95 – 0.80) + ( 0.80 – Adjusted Availability) * 2))

where:

Adjusted Availability = (AH – EFOH)/AH ; and,

AH (Adjusted Hours) = Total Hours in the Year, less the sum of Seller’s Force Majeure Event hours and Scheduled Maintenance Outage hours.

EFOH = the sum of the Equivalent Forced Outage Hours of the preceding twelve-Month period. For the purpose of calculating EFOH, the Equivalent Forced Outage Hours for November 2003 through November 2004 shall have the values determined pursuant to the Kendall PPA.

“Billing Period” means each Month used for billing purposes pursuant to Section XIII.

“BTU” means British Thermal Units.

“Break Up Fee” has the meaning assigned to such term in Section 18.3.

“Business Day” means any Day except Saturday, Sunday or a weekday that is observed as a legal holiday in the state of Illinois.

“Capacity Factor” means, as to a Dedicated Unit over a specified period of time, the ratio expressed as a percentage, of (a) the total Net Electrical Output of such Dedicated Unit requested or projected to be requested for Dispatch pursuant to this Agreement divided by (b) the maximum Net Electrical Output of such Dedicated Unit that Purchaser is entitled or projected to be entitled to request pursuant to this Agreement.

“Central Prevailing Time” means Central Daylight Saving Time when such time is applicable and otherwise means Central Standard Time.

“Change-in-Law” means, after the Effective Date, the adoption, imposition, promulgation or modification by a Government Agency of any Law or Governmental Approval, or the issuance of an order, judgment, award or decree of a Government Agency having the effect of the foregoing.

“Change-in-Law Taxes” means any Taxes of the United States or the state of Illinois arising from a Change-in-Law and imposed on or measured by the volume or amount of consumption of fuel, the production of energy or the provision of electric generation capacity, or gross revenue, gross receipts or comparable measure thereof, and whether characterized as an ad valorem, sales, gross receipts, BTU, energy production or other similar Tax. A Change-in-Law Tax must result in either a net increase or a net decrease in the affected Tax due by the appropriate Party and shall not include changes in Federal or state Tax Laws that have the effect of substituting a new Tax for an existing Tax (e.g., eliminate property taxes in favor of tax on energy). Change-in-Law Taxes shall not include any Taxes imposed by a local or municipal political subdivision of the state of Illinois or any Taxes upon or measured by the income or net income of either Party.

“Claims” means any claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys’ fees) and damages of any nature whatsoever (except workers’ compensation claims) in relation to personal injury, death or property damage incurred or made by third parties.

“Collateral Amount” means, for any period during the Term, the corresponding amount set forth on Appendix J, plus (ii) Seven Million, Five Hundred Thousand Dollars ($7,500,000).

“Commercially Reasonable” or “Commercially Reasonable Efforts” means, with respect to any purchase or sale or other action required to be made, attempted or taken by a Party under this Agreement, such efforts as a reasonably prudent business would undertake for the protection of its own interest under the conditions affecting such purchase or sale or other action, including without limitation, the amount of notice of the need to take such action, the duration and type of the purchase or sale or other action, the competitive environment in which such purchase or sale or other action occurs, and other material considerations. To the extent that in the context used, the phrase relates to Seller using Commercially Reasonable Efforts to cause Kendall to take (or refrain from taking) an action (or words of similar effect) (i) Seller shall be deemed to have used Commercially Reasonable Efforts if it diligently exercises its rights as purchaser under the Kendall PPA in a manner consistent with the other provisions of this definition, to cause Kendall to take (or refrain for taking) such action and (ii) for the purpose of determining whether the efforts taken by Seller are those a reasonably prudent business would undertake for the protection of its own interest, Seller’s own interest shall be determined as if Seller was the only beneficiary of the rights and obligations under the Kendall PPA and had not provided the benefit of such rights and obligations to Purchaser pursuant to this Agreement .

“Common Facilities” means the equipment of the Facility (other than the Units) necessary for the generation and transmission of Net Electrical Output from the Dedicated Units including, but not limited to, any such necessary control room, machine shops, warehouse, parking, domestic water supply and waste disposal, switch yards, electrical bus bars, Interconnection Facilities, and Fuel Interconnection Facilities.

“Commonwealth Edison” means Commonwealth Edison Company, an Illinois Corporation, or its successors or assigns related to the Electrical Interconnection Agreement.

“Contest” means, with respect to any Person, a contest of (a) any Governmental Approval, acts or omissions by Governmental Agencies or any related matters or (b) the amount or validity of any claim pursued by such Person in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (i) appropriate notations are included in the Parties’ financial statements regarding possible liabilities in accordance with GAAP, (ii) the contesting Party could not reasonably be expected to be prevented from performing its material obligations under this Agreement pending the outcome of such contest and (iii) during the period of such contest the enforcement of any material claim against the contesting Party is effectively stayed or reasonably protected by adequate financial reserves.

“Contract Capacity” means, as to any Dedicated Unit, the sum of the Contract Standard Capacity and the Contract Supplemental Capacity for such Dedicated Unit.

“Contract Standard Capacity” means, for each Dedicated Unit, the generating capacity of such Dedicated Unit without duct firing or steam injection at Reference Ambient Conditions, as such capacity is determined in accordance with Appendix A.

“Contract Standard Capacity Test” has the meaning assigned to such term in Appendix A.

“Contract Supplemental Capacity” means, for each Dedicated Unit, the generating capacity of such Dedicated Unit in excess of the Contract Standard Capacity achieved with duct firing and steam injection at Reference Ambient Conditions, as such capacity is determined in accordance with Appendix A.

“Contract Supplemental Capacity Test” has the meaning assigned to such term in Appendix A.

“Control Center” means the generation control center of Commonwealth Edison or the Independent System Operator designated pursuant to Section 7.4(a) as the primary control center for the Dispatch of the Dedicated Units.

“Costs” means, with respect to Purchaser, brokerage fees, commissions and other similar third party transaction costs and expenses reasonably incurred by Purchaser in terminating any arrangement pursuant to which it has hedged its obligations; and all reasonable attorneys’ fees and expenses incurred by Purchaser in connection with the termination of the Agreement pursuant to Section 18.3.

“Credit Rating” means, with respect to any entity, the rating then assigned to such entity’s unsecured, senior long-term debt obligations (not supported by third party credit enhancements) or if such entity does not have a rating for its senior unsecured long-term debt, then the rating then assigned to such entity as an “issuer rating” by S&P or Moody’s.

“Day” or “Calendar Day” means the 24-hour period beginning and ending at 12:00 midnight (Central Prevailing Time). The terms Day and Calendar Day may be used interchangeably and shall have the same meaning.

“Dedicated Units” means the two Units of the Facility, designated as “Unit 1” and “Unit 2”, the Actual Contract Capacity of each of which is dedicated to Purchaser pursuant to this Agreement.

“Default Rate” has the meaning assigned to such term in Section 13.5.

“Delivered Cost of Fuel” means (a) all costs incurred by Purchaser to cause gas to be delivered to the Fuel Metering Points when gas has been scheduled for delivery to the Fuel Metering Points, or (b) if no gas has been scheduled for delivery to the Fuel Metering Points, the Gas Index.

“Delivery Excuse” has the meaning assigned to such term in Section 17.4(a).

“Delivery Date” shall have the meaning set forth in Section 14.8.

“Delivery Start Date” has the meaning assigned to such term in Section 3.1.

“Design Limits” means the parameters set forth on Appendix C.

“Diagnostic Period” has the meaning assigned to such term in Section 6.3(a).

“Dispatch” has the meaning assigned to such term in Section 6.2(e).

“Dollars” or “$” means the lawful currency of the United States of America.

“Early Termination Date” has the meaning assigned to such term in Section 18.3.

“Effective Date” means November 17, 2004.

“Electrical Interconnection Agreement” means the interconnection agreement between LSP-Kendall Energy, LLC and Commonwealth Edison dated as of July 26, 1999, as may be amended from time to time, providing for the construction and operation of the Interconnection Facilities between the Dedicated Units and Electrical Transmission System.

“Electrical Transmission System” means the transmission system of Commonwealth Edison (or any successor thereto) or other entity, to be used by Purchaser for the purpose of transmitting electricity generated by the Dedicated Units from the Interconnection Point.

“Electricity Metering Points” has the meaning assigned to such term in Section 9.1(a).

“Emergency Condition” means a condition or situation that presents an imminent physical threat of danger to life, health or property, or could reasonably be expected to cause a significant disruption on the Electrical Transmission System.

“Enforcement Action” has the meaning assigned to such term in Section 14.7.

“Energy Payment” means, for each Billing Period, the payment to be made by Purchaser to Seller, in accordance with Section 10.3.

“Equivalent Forced Outage Hours” means, for each Dedicated Unit for any Month, the Forced Outage Hours of such Dedicated Unit for such Month multiplied by the Weighing Factors applicable to such Month and On-Peak or Off-Peak hour, as the case may be.

“Extended Outage Period” has the meaning assigned to such term in Section 6.3(a).

“Facility” means the natural-gas fueled electrical generation plant consisting of four combustion turbines and four steam turbines and having a total output of approximately 1,100 MW, located on the Facility Site, together with the Common Facilities, including any additions or replacements thereof, to be constructed, supplied and delivered at the Facility Site.

“Facility Site” means the approximately 158-acre parcel of land upon which the Facility is located, in Kendall County, Illinois.

“FERC” means the Federal Energy Regulatory Commission, or any successor thereto.

“Financing Parties” means institutions (including any trustee or agent on behalf of such institutions) providing financing or refinancing to Kendall for the acquisition, construction, ownership, operation, maintenance or leasing of the Dedicated Units and the Common Facilities.

“Force Majeure Event” means, with respect to a Dedicated Unit, an event, condition or circumstance described in Section 17.1.

“Force Majeure Fixed Payment” shall have the meaning set forth in Section 17.3(b).

“Forced Outage” means, for any Dedicated Unit, and after the Delivery Start Date, a reduction of, cessation in the delivery of, or inability to deliver, the Actual Contract Capacity of such Dedicated Unit that is not the result of (a) a Scheduled Maintenance Outage, (b) a Force Majeure Event, or (c) a Delivery Excuse; provided that, for the purposes of this Agreement, a period of reduction of, cessation in the delivery of, or inability to deliver, Actual Contract Capacity of such Dedicated Unit shall not be deemed to be a Forced Outage if and to the extent either Party provides Replacement Power during such period in accordance with Section 6.3.

“Forced Outage Hour” means any hour, or portion thereof, in which a Forced Outage occurs or is continuing. If the Available Contract Capacity of a Dedicated Unit is greater than zero but less than the amount of the Actual Contract Capacity of such Dedicated Unit, then such partial Forced Outage Hour shall be determined by the ratio for such hour of the Available Contract Capacity of such Dedicated Unit to the Actual Contract Capacity of such Dedicated Unit.

“Fuel” means natural gas, which is the fuel used by the Facility.

“Fuel Interconnection Facilities” means Fuel supply lines, taps and headers that provide Fuel supply to the Facility from the Transporting Pipelines beginning at the Fuel Metering Points and ending at the boundary of the Facility Site (expressly excluding any facilities or equipment upstream of the Fuel Metering Points).

“Fuel Metering Points” means the location of meters at or near the interconnection of the Facility to the Transporting Pipelines.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Gas Index” means that “Midpoint” index price published in Gas Daily in the table titled “Daily Price Survey” under the heading “Citygates – Chicago city-gates”. Should the index specified herein be discontinued or no longer reflect the market price of gas delivered to the Facility, an index specified by the appropriate entity as the replacement index, if any, plus an appropriate basis differential representing the cost to deliver gas to the Facility, shall be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost component shall be substituted by mutual agreement of the Parties. If the basis of the calculation of the index specified herein is substantially modified, the index as modified may continue to be used or another index may be substituted by mutual agreement of the Parties. A minor change in weighting, and minor changes in benchmarks shall not be construed as substantial modification to the index and the affected values shall be re-established in accordance with the instructions issued by the appropriate index entity.

“GDP-IPD Index” means the ratio of the Gross Domestic Product - Implicit Price Deflator published in the National Income and Product Account by the U. S. Department of Commerce on the date of determination relative to such Gross Domestic Product – Implicit Price Deflator value on January 1, 1999.

“Gains” means, with respect to Purchaser, an amount equal to the present value of the economic benefit to it, if any (exclusive of Costs), resulting from the termination of the Agreement pursuant to Section 18.3, determined in a commercially reasonable manner.

“Government Agency” means any federal, state, local, territorial or municipal government and any department, commission, board, bureau, agency, instrumentality, judicial or administrative body thereof having competent jurisdiction over the subject or Party at issue.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, exemption, variance, order, judgment, decree, guidances, policies, declarations of or regulation by any Government Agency relating to the acquisition, development, ownership, occupation, construction, start-up, testing, operation or maintenance of the Dedicated Units and Common Facilities or to the execution, delivery or performance of this Agreement.

“Guaranteed Heat Rate Payment” means, for each Billing Period, the payment to be made in accordance with Section 10.4.

“Incremental Replacement Power Cost” or “IRPC” has the meaning assigned to such term in Appendix E.

“Independent System Operator” or “ISO” means an independent entity formed under jurisdiction of the FERC (or any other federal or state agency exercising valid regulatory authority with respect to the formation and operation of ISOs), that is responsible for the safe and reliable operation of the Electrical Transmission System and administration of transmission service, within its defined boundaries.

“Interconnection Facilities” means the interconnection facilities that connect the Dedicated Units with the Electrical Transmission System, as more fully described in the Electrical Interconnection Agreement.

“Interconnection Point” means the physical points at which the Dedicated Units are connected with the Electrical Transmission System, as more fully described in the Electrical Interconnection Agreements, or such other point as the Parties may agree.

“Kendall” means LSP-Kendall Energy, LLC.

“Kendall PPA” means the “Power Purchase Agreement” between Seller and LSP-Kendall Energy, LLC (“Kendall”) entered into on February 25, 1999, as set forth in Appendix K.

“KW” means kilowatt.

“KWh” means kilowatt-hour.

“Law” means any statute, law, rule or regulation imposed by a Government Agency, whether in effect now or at any time in the future or any judicial or administrative interpretation having the force of the foregoing.

“Letter(s) of Credit” means one or more irrevocable, standby letters of credit issued by a U.S. commercial bank or a foreign bank with a U.S. branch with such bank having a Credit Rating of at least A- from S&P or A3 from Moody’s, substantially in the form attached hereto as Appendix I. Costs of a Letter of Credit shall be borne by Purchaser.

“Losses” means, with respect to Purchaser, an amount equal to the present value of the economic loss to it, if any (exclusive of Costs), resulting from termination of the Agreement pursuant to Section 18.3, determined in a commercially reasonable manner.

“Lump Sum Payment” has the meaning assigned to such term in Section 10.8.

“Maximum Guaranteed Heat Rate” has the meaning assigned to such term in Appendix F.

“Maximum Heat Rate Tracking Account” has the meaning assigned to such term in Section 12.1.

“Minimum Guaranteed Heat Rate” has the meaning assigned to such term in Appendix F.

“Minimum Heat Rate Tracking Account” has the meaning assigned to such term in Section 12.1.

“Minimum Load” means, with respect to a Dedicated Unit, 70% of the Standard Capacity of such Dedicated Unit.

“MMBTU” means million BTU.

“Month” means a calendar month.

“Moody’s” means Moody’s Investor Services, Inc. or its successor.

“MW” means megawatt.

“MWh” means megawatt-hour.

“NERC “ means the North American Electric Reliability Council.

“Net Electrical Output” means, for any Dedicated Unit for any period, the net electric energy output (as measured in MWhs at the Electricity Metering Point) of such Dedicated Unit during such period.

“Non-Conforming Fuel” means Fuel that does not meet the specifications for Fuel as set forth in the performance warrantee from the equipment manufacturers (the specifications for which as of the Effective Date are set forth on Appendix A-1), including Fuel delivered to the Fuel Metering Points at a pressure less than the lesser of the manufacturers’ specified minimum requirements of the Facility and 500 PSIA.

“Non-Conforming Power” has the meaning assigned to such term in Section 4.3.

“Off-Peak” means all hours of a NERC-observed holiday, Saturday and Sunday, and for each other Day, the hours of such Day that are not defined as On-Peak.

“On-Peak” means for each Day not a NERC-observed holiday or a Saturday or a Sunday, the period of time beginning at the top of the hour ending at 0700 Central Prevailing Time and continuing through the end of the hour ending at 2200 Central Prevailing Time.

“Peak Season” means the period of April 15th through October 15th.

“Performance Assurance” means collateral in the form of cash, Letter(s) of Credit, or other security acceptable to Seller.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Government Agency.

“PJM” means the PJM Interconnection, LLC or any successor thereto.

“PSIA” means pounds per square inch absolute.

“Purchaser” means Constellation Energy Commodities Group, Inc.

“Purchaser’s Guarantor” means Constellation Energy Group, Inc.

“Prudent Industry Practices” means any of the practices, methods, standards and acts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts generally conform to operation and maintenance standards recommended by the Facility’s equipment suppliers and manufacturers, the Design Limits and applicable Governmental Approvals and Law.

“Reactive Power Amount” has the meaning assigned to such term in Section 10.7.

“Reactive Power Deficiency” has the meaning assigned to such term in Section 10.7.

“Reactive Power Payments” has the meaning assigned to such term in Section 10.7.

“Reference Ambient Conditions” means 78ΩF and 57% relative humidity at absolute pressure of 14.425 PSIA.

“Replacement Capacity” means electric generation capacity provided to Purchaser to replace the Standard Capacity or Supplemental Capacity, as applicable, from sources other than the Dedicated Units in accordance with the requirements of Appendix E.

“Replacement Energy” means electric energy provided to Purchaser to replace the energy to be provided from Standard Capacity or Supplemental Capacity, as applicable, from sources other than the Dedicated Units in accordance with the requirements of Appendix E.

“Replacement Power” means either or both of Replacement Capacity and Replacement Energy.

“Replacement Power Arrangements” means any arrangement made with any interconnecting utilities and/or any other Person for the supply, transmission and delivery of Replacement Power in accordance with the requirements of Appendix E.

“Replacement Power Delivery Point” means either the Interconnection Point or one or more points for the receipt of Replacement Power designated by Purchaser in writing and accepted by Seller in accordance with Appendix E.

“Reservation Payment” means, for each Billing Period, the payment to be made by Purchaser to Seller for the Contract Capacity of a Dedicated Unit or for Replacement Capacity during such Billing Period, in accordance with Section 10.1.

“Restricted Months” means June, July, August, and September.

“Resulting Non Payment” has the meaning assigned to such term in Section 18.2.

“Scheduled Maintenance Outage” means, as to a Dedicated Unit, a time period during which such Dedicated Unit is shut down or the output is reduced due to the maintenance of such Dedicated Unit or the Common Facilities in accordance with Section 5.2.

“S&P” means the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

“Seller” means Dynegy Power Marketing, Inc.

“Settlement Amount” means the Losses or Gains, and Costs, expressed in U.S. Dollars, which the Purchaser incurs as a result of the liquidation of the Agreement pursuant to Section 18.4.

“Standard Capacity” means, for each Dedicated Unit, the Contract Standard Capacity adjusted to actual ambient conditions in accordance with the Ambient Condition Adjustment Formulas.

“Start-Up” means, with respect to a Dedicated Unit, the ignition of such Dedicated Unit pursuant to Purchaser’s Dispatch order and the operation of such Dedicated Unit up to the Minimum Load; provided that for purposes of this Agreement, there shall be deemed to be only one Start-Up per Dispatch order, unless delivery of energy is delayed, terminated or reduced by Purchaser, a Dispatch order, a Force Majeure Event or a Delivery Excuse.

“Supplemental Capacity” means, for each Dedicated Unit, the Contract Supplemental Capacity adjusted to actual ambient conditions in accordance with the Ambient Condition Adjustment Formulas.

“Supplemental Guaranteed Heat Rate” has the meaning set forth in Appendix F.

“Taxes” means, with respect to any Person, all taxes, withholdings, assessments, imposts, duties, governmental fees, governmental charges or levies imposed directly or indirectly by any Government Agency on such Person or its income, profits or property as measured by the volume or amount of consumption of fuel, the production of energy or the provision of electric generation capacity, or gross revenue, gross receipts or comparable measure thereof, and whether characterized as an ad valorem, sales, gross receipts, BTU, carbon, energy production or other similar taxes.

“Term” shall have the meaning assigned to such term in Section 2.1.

“Termination Payment” has the meaning assigned to such term in Section 18.4.

“Test Energy” has the meaning assigned to such term in Section 11.2.

“Tracking Account” has the meaning assigned to such term in Section 12.1.

“Transporting Pipeline” shall mean each of ANR Pipeline Company and Natural Gas Pipeline Company of America.

“Unit” means any of the up to four natural gas-fueled combined cycle electric generating units of the Facility.

“Unit Meters - Fuel” has the meaning assigned to such term in Appendix B.

“Weighing Factor” means, for any Month, the weighing factor set forth opposite such Month and in the On-Peak and Off-Peak hours in the table below:

Month	Weighing Factor
January	0.657
February	0.657
March	0.657
April	0.657
May	1.300
June	1.300
July	1.750
August	1.750
September	1.300
October	0.657
November	0.657
December	0.657

      On-Peak / Off-Peak

      On-Peak Hours – 1.25

      Off-Peak Hours – 0.79

Section 1.2 Interpretation. Unless the context otherwise requires:

(a) Words singular and plural in number shall be deemed to include the other and pronouns having masculine or feminine gender shall be deemed to include the other.

(b) Subject to Section 1.2(g), any reference in this Agreement to any Person includes its successors and assigns and, in the case of any Government Agency, any Person succeeding to its functions and capacities.

(c) Any reference in this Agreement to any Section or Appendix means and refers to the Section contained in, or Appendix attached to, this Agreement.

(d) Other grammatical forms of defined words or phrases have corresponding meanings.

(e) A reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words, figures or symbols in a lasting and visible form.

(f) A reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed.

(g) A reference to a Party to this Agreement includes that Party’s successors and permitted assigns.

(h) A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as novated, amended, supplemented or restated from time to time.

(i) If any payment, act, matter or thing hereunder would occur on a Day that is not a Business Day or a Day in which banks are closed in New York, NY, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, shall occur on the next successive Business Day.

(j) Unless otherwise expressly provided herein any consent, acceptance, satisfaction, cooperation or approval required of a Party under this Agreement shall not be unreasonably withheld or delayed.

Section 1.3 Technical Meanings. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

ARTICLE II

TERM

Section 2.1 Term. This Agreement shall become effective as of the Effective Date and shall continue in effect from and including the Delivery Start Date (as defined below) through and including the earlier of: (i) the date on which the conditions precedent are satisfied in Section 1 of that certain Assignment and Assumption Agreement, dated as of the date hereof, by and between Seller and Purchaser (the “Assignment and Assumption Agreement”), or (ii) November 30, 2008 (the “Term”).

ARTICLE III

COMMENCEMENT OF OPERATION AND MILESTONES; ALTERNATE SITE

Section 3.1 Delivery Start Date.

(a) The Delivery Start Date shall be December 1, 2004.

(b) Except as otherwise provided in Section 10.7 and 11.2, Purchaser shall have the sole right to sell capacity and energy from the Dedicated Units during the Term of this Agreement.

Section 3.2 Consequences of Delays.

(a) This section has been intentionally deleted.

(b) This section has been intentionally deleted.

(c) This section has been intentionally deleted.

(d) This section has been intentionally deleted.

Section 3.3 Completion Security; Additional Consequences of Delay.

(a) This section has been intentionally deleted.

(b) This section has been intentionally deleted.

(c) This section has been intentionally deleted.

(d) This section has been intentionally deleted.

(e) This section has been intentionally deleted.

(f) This section has been intentionally deleted.

(g) This section has been intentionally deleted.

Section 3.4 Alternate Site. This section has been intentionally deleted.

ARTICLE IV

SALE AND PURCHASE OBLIGATIONS

Section 4.1 Sale and Purchase of Energy.

(a) Subject to the other terms and conditions of this Agreement, the Dedicated Units shall be committed to the performance of Seller’s obligation to Purchaser hereunder.

(b) Subject to the terms and conditions of this Agreement, Seller shall sell and deliver, and Purchaser shall purchase and accept, (i) on and after the Delivery Start Date and for the Term of this Agreement, the Net Electrical Output of each Dedicated Unit as Dispatched in accordance with this Agreement and (ii) on or after the Delivery Start Date, Replacement Energy provided by Seller.

Section 4.2 Sale and Purchase of Capacity. Subject to the terms and conditions of this Agreement, Seller shall sell and make available, and Purchaser shall purchase and accept, on the Delivery Start Date and for the Term of this Agreement, the Actual Contract Capacity or Replacement Capacity provided in accordance with Appendix E.

Section 4.3 Measurement and Quality of Electricity.

(a) All Net Electrical Output shall be measured at the Electricity Metering Point and Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to meet the specifications of the Electrical Interconnection Agreement.

(b) In the event that electricity delivered by Seller hereunder fails to conform to the specifications set forth in the Electrical Interconnection Agreement (“Non-Conforming Power”), and upon notice of such non-conformance by the Control Center or Purchaser, Seller shall immediately exercise Commercially Reasonable Efforts to cause Kendall to correct such non-conformity and shall provide to Purchaser an estimate of the duration and extent of such failure to conform. As between the Parties, Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to pay any costs incurred under the Electrical Interconnection Agreement as a result of Seller delivering Non-Conforming Power.

ARTICLE V

OPERATION OF THE DEDICATED UNITS AND THE COMMON FACILITIES

Section 5.1 Operation and Maintenance of the Dedicated Units and the Common Facilities.

(a) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to operate and maintain the Dedicated Units and Common Facilities in accordance with Prudent Industry Practices and otherwise in accordance with this Agreement.

(b) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to employ and maintain at the Facility during every hour of every Day during the Term, appropriately qualified (determined in Seller’s reasonable opinion) personnel for the purposes of operating and maintaining the Dedicated Units and coordinating operations with the Control Center.

Section 5.2 Scheduled Maintenance.

(a) At least 55 Days prior to March 28th of each year for Unit 1 and April 5th of each year for Unit 2, Purchaser shall provide to Seller a non-binding proposed schedule of Capacity Factor and Start-Ups for such Dedicated Unit for each of the following twelve Months. In connection with its rights as purchaser under the Kendall PPA, Seller shall promptly submit such schedule to Kendall in accordance with the Kendall PPA, and promptly after receipt from Kendall shall promptly provide Purchaser with Kendall’s proposed schedule for Scheduled Maintenance Outages for the period provided in accordance with the Kendall PPA. Within eight (8) Days after Seller has provided to Purchaser the proposed schedule for Scheduled Maintenance Outages, Purchaser may request Seller to request that Kendall re-schedule any such Scheduled Maintenance Outage and Seller shall exercise Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to effectuate such change in schedule consistent with Prudent Industry Practices and the then current equipment manufacturers’ recommendations. Seller shall not consent to any proposal by Kendall to schedule Scheduled Maintenance Outages during the Restricted Months without Purchaser’s consent, which may be withheld in Purchaser’s sole discretion. Any Scheduled Maintenance Outages scheduled for Months during the Peak Season Months that are not Restricted Months shall be subject to rescheduling by Purchaser pursuant to this Section 5.2(a). Within eight (8) Days after Seller has provided to Purchaser the proposed schedule for Scheduled Maintenance Outages, Purchaser may request changes to such Scheduled Maintenance Outages scheduled during the Peak Season Months that are not Restricted Months. If, pursuant to Prudent Industry Practices and then current equipment manufacturers’ recommendations, such requested changes would result in additional costs to Seller, Seller shall notify Purchaser of such additional costs. Upon receipt of such notification from Seller, if Purchaser wishes for Seller to proceed with such changed schedule, Purchaser shall so notify Seller and shall reimburse Seller for such reasonable additional costs as were described in Seller’s notice to Purchaser; otherwise Seller shall proceed in accordance with the schedule set forth in Seller’s notice hereunder. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to minimize any costs reimbursable by Purchaser under this Section 5.2(a).

(b) The years in which a combustor inspection, a hot gas inspection or a major inspection shall occur with respect to a Dedicated Unit shall be determined in accordance with the equipment manufacturers’ then current recommendations; provided that for purposes of this Section 5.2(b), the manufacturers’ recommendations shall be determined in accordance with the formulae provided by the relevant equipment manufacturers and shall be consistent with the formulae provided by such equipment manufacturers to customers other than Kendall for similar equipment, which formulae may be revised from time to time by such manufacturers. Days of Scheduled Maintenance Outages shall be, as to a Dedicated Unit, as follows, subject to revisions in manufacturers’ recommendations: (i) in years in which a combustor inspection is to occur, 15 Days; (ii) in years in which a hot gas inspection is to occur, 24 Days; and (iii) in years in which a major inspection is to occur, 30 Days. In scheduling the Days of Scheduled Maintenance Outage in accordance with Section 5.2(a), Seller may divide the permitted number of Days into two or more periods. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to complete any Schedule

Maintenance Outage in less than the time periods scheduled and place the affected Dedicated Unit back into full operation as soon as possible. The Scheduled Maintenance Outage periods shall apply to each Dedicated Unit. Days of Scheduled Maintenance Outage shall be prorated based on the ratio of the Available Contract Capacity for a Dedicated Unit to the Actual Contract Capacity of such Dedicated Unit during the Scheduled Maintenance Outage in the case of a partial Scheduled Maintenance Outage.

(c) In addition to the Scheduled Maintenance Outages provided for in Section 5.2(b), Purchaser acknowledges that Kendall shall also be entitled to perform up to 120 hours per year of additional Scheduled Maintenance Outage with written notice. Provided that Seller receives notice from Kendall, Seller shall provide notice thereof to Purchaser not later than 9:30 a.m. Central Prevailing Time on the Day prior to the Day on which the additional Scheduled Maintenance Outage commences of each such additional Scheduled Maintenance Outage period (an “Additional Scheduled Maintenance Outage”). Seller shall not consent to a proposal by Kendall to schedule Additional Scheduled Maintenance Outages during the Restricted Months without Purchaser’s consent, which may be withheld in Purchaser’s sole discretion. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to minimize the period of any Additional Scheduled Maintenance Outage. Purchaser acknowledges that Kendall may take up to twenty (20) hours of the Additional Scheduled Maintenance Outage during On-Peak hours as necessary to avoid a significant risk to the safety or reliability of the Dedicated Units and the Common Facilities. Within five (5) hours after receipt of Seller’s notice, Purchaser may request a change to any Additional Scheduled Maintenance Outage, as scheduled by Kendall during On-Peak hours, which affects the reliability (and not the safety) of the Dedicated Units. Upon receipt of such request Seller, in connection with its rights as purchaser under the Kendall PPA, shall promptly notify Purchaser of the expected risks to reliability resulting from such requested change and any additional costs which may be incurred to minimize such risks. Within one (1) hour after receipt of such notification from Seller, if Purchaser wishes for Seller to proceed with such changed schedule, Purchaser shall so notify Seller and shall hold Seller harmless from such expected risks and reimburse Seller for such additional costs as were described in Seller’s notice to Purchaser and all other costs incurred in good faith as a result of such change in schedule. If Purchaser does not notify Seller of its decision prior to the deadlines as specified in this Section 5.2 (c), then Seller shall use Commercially Reasonable Efforts in connection with its rights as purchaser under the Kendall PPA to cause Kendall to proceed in accordance with the schedule set forth in Kendall’s notice hereunder. Seller shall use Commercially Reasonable Efforts in connection with its rights as purchaser under the Kendall PPA to minimize any costs reimbursable by Purchaser under this Section 5.2(c).

Section 5.3 Access and Information.

(a) In connection with its rights as purchaser under the Kendall PPA and upon receipt of such information from Kendall, Seller shall provide to Purchaser the following information with respect to the Dedicated Units and the Common Facilities:

(i) This section has been intentionally deleted;

(ii) The manufacturers’ guidelines and recommendations for maintenance of the Facility equipment;

(iii) A report summarizing the results of maintenance performed during each Scheduled Maintenance Outage and any Forced Outage, and upon request of Purchaser any of the technical data obtained in connection with such maintenance;

(iv) Equipment order confirmations and installation scheduling information in respect to significant capital items; and

(v) Any information similar to the information provided pursuant to Section 5.3(a), (ii), and (iii) that is received by Seller pursuant to Section 5.3(a)(v) of the Kendall PPA.

(b) Upon reasonable prior notice (in light of the circumstances) and subject to the safety rules and regulations pertaining to the Facility, pursuant to its rights under the Kendall PPA, Seller shall request that Kendall provide to Seller and Purchaser, as well as Purchaser’s authorized agents, employees and inspectors, with reasonable access to the Facility Site, the Dedicated Units and the Common Facilities: (i) for the purpose of reading or testing metering equipment in accordance with Article IX, and (ii) as necessary to witness tests of Contract Capacity in accordance with Article XI.

Section 5.4 Permits; Compliance with Laws.

a) In accordance with its rights as purchaser under the Kendall PPA, subject to the right of Contest of Kendall, Seller shall, at its expense, exercise Commercially Reasonable Efforts to cause Kendall to acquire and maintain in effect, from any and all Governmental Agencies with jurisdiction over Kendall and/or the Facility, all Governmental Approvals, in each case necessary for the operation and maintenance of the Facility in accordance with this Agreement and to permit each Dedicated Unit to operate on natural gas at its Contract Capacity for all hours of the year less hours allowed for Scheduled Maintenance Outages pursuant to Section 5.2. Seller shall also acquire and maintain in effect, from any and all Governmental Agencies with jurisdiction over Seller, all Governmental Approvals necessary for Seller to perform its obligations under this Agreement.

(b) In accordance with its rights under the Kendall PPA, subject to the right of Contest of Kendall, Seller shall, at all times, comply, or as applicable use Commercially Reasonable Efforts to cause Kendall to comply, with all Laws and Governmental Approvals applicable to it and/or to the Facility, including (i) all environmental laws in effect, and (ii) all such Laws relating to fuel supply, or otherwise concerning any type of facility used for the generation of electric power.

(c) Subject to the right of Contest of Kendall, Purchaser shall, at all times, comply with all Laws necessary for Purchaser to perform its obligations under this Agreement.

Section 5.5 Operating Procedures. Purchaser and Seller shall develop operating procedures which shall establish the protocol under which the Parties shall perform their respective responsibilities under this Agreement and shall include, but shall not necessarily be limited to, method of Day-to-Day communications, key personnel lists for Seller and Purchaser, Forced Outage and Scheduled Maintenance Outage reporting, daily capacity level and energy reports, coordinating Fuel arrangements and the operating procedures for Fuel supply, the resolution of disputes and the allocation of Fuel delivered to the Facility.

Section 5.6 Relationship to Other Purchasers. This section has been intentionally deleted.

ARTICLE VI

SCHEDULING, DISPATCH AND DELIVERY

Section 6.1 Dispatch. Dispatch shall be consistent with the Design Limits, Prudent Industry Practices and equipment manufacturers’ then current guidelines and recommendations generally applicable to such equipment. Each Dedicated Unit shall be fully Dispatchable by and capable of automatic generation control. In accordance with Seller’s rights as purchaser under the Kendall PPA, Seller shall use Commercially Reasonable Efforts to cause Kendall to allow Purchaser to install any necessary telecommunication facilities and controls in accordance with Prudent Industry Practices, equipment manufacturers’ then current guidelines and recommendations, and Control Center requirements, at Purchaser’s expense, to allow the Control Center to operate each Dedicated Unit on automatic generation control. Purchaser, or the Control Center on behalf of Purchaser, shall have the sole discretion to Dispatch the Net Electrical Output from each Dedicated Unit up to the Actual Contract Capacity of such Dedicated Unit; provided that Dispatch shall be consistent with the Design Limits, Prudent Industry Practices and equipment manufacturers’ then current guidelines and recommendations generally applicable to such equipment.

Section 6.2 Scheduling for Delivery.

(a) As of the Delivery Start Date, Purchaser (or the Control Center on behalf of Purchaser) may Dispatch each Dedicated Unit in accordance with Design Limits, Prudent Industry Practices and the then current equipment manufacturers’ recommendations up to its Actual Contract Capacity in accordance with this Section 6.2 by providing dispatch instructions to Seller. During the Term, Seller shall maintain a 24-hour dispatch operation to implement such instructions and, provided that Seller receives dispatch instructions from Purchaser in accordance with this Section 6.2(a) by the time required by Section 6.2(d) and provided that Seller has not been prevented from performing by Force Majeure, Seller shall provide such instruction to Kendall in sufficient time for Kendall to operate each Dedicated Unit in accordance with such instructions. Subject to the provisions of Section 19.3 (a) and (d), Seller agrees to indemnify and hold harmless Purchaser from and against any loss, damage, cost or expense in connection with Seller’s failure to comply with the preceding sentence. Seller hereby authorizes Purchaser to perform all bidding activities with PJM associated with the Dedicated Units during the Term and shall cooperate with Purchaser in implementing applicable PJM rules, procedures and business practices to enable Purchaser to perform such bidding activities.

(b) Prior to the first Day of each Month in the Term, Purchaser shall provide to Seller good faith projections of the amounts of energy to be scheduled by Purchaser from each Dedicated Unit for each hour of such Month.

(c) Promptly after Seller is informed by Kendall pursuant to the terms of the Kendall PPA, Seller shall inform Purchaser on a daily basis of the estimated generation capability of each Dedicated Unit and any expected limitations, restrictions, deratings or outages affecting such Dedicated Unit for the next Day and shall update Seller’s notice to the extent that it receives notice from Kendall of any material changes in this information.

(d) Purchaser shall inform Seller before 11:00 a.m. (Central Prevailing Time) on the prior Business Day of the estimated Dispatch schedule for each Dedicated Unit for each hour of the next succeeding Day or Days until the next Business Day. After entering a Dispatch schedule for a Day, Purchaser shall have the right to change the scheduled quantity of energy any number of times subject to Seller’s ability in connection with its rights as purchaser under the Kendall PPA to cause Kendall to implement such changes given then-prevailing operational constraints based on manufacturers’ recommendations, Prudent Industry Practices and Design Limits.

(e) Consistent with Design Limits, Prudent Industry Practices and manufacturers’ guidelines and recommendations generally applicable to similar equipment of a Dedicated Unit, in connection with its rights as purchaser under the Kendall PPA Seller shall use Commercially Reasonable Efforts in connection with its rights as purchaser under the Kendall PPA to cause Kendall to comply with dispatch instructions provided by Purchaser or the Control Center on behalf of Purchaser to Seller (“Dispatch”) for each Dedicated Unit. Seller shall have no liability to Purchaser for the implementation of reliability dispatch instructions for the Dedicated Units provided by the Control Center.

(f) In the event of an Emergency Condition and Seller is not immediately accessible, Purchaser shall be permitted to provide dispatch instructions directly to Kendall and provide Seller with notice of such dispatch instructions as soon as practicable thereafter.

Section 6.3 Forced Outages.

(a) Upon notification from Kendall pursuant to Section 6.3(a) of the Kendall PPA, Seller shall, or in the case an emergency condition with respect to Seller’s generation portfolio has occurred and is continuing, Seller shall use Commercially Reasonable Efforts to, immediately notify Purchaser that a Dedicated Unit is unable to deliver all or part of the Actual Contract Capacity pursuant to the Dispatch schedule provided by Purchaser. Each such period shall be divided into two distinct, contiguous periods: (i) the period beginning at the time of the occurrence of the outage until 12:00 midnight (Central Prevailing Time) of the second following Day (the “Diagnostic Period”) and (ii) the period from the end of the Diagnostic Period until resumption of the delivery of the Actual Contract Capacity pursuant to the Dispatch schedule provided by Purchaser (the “Extended Outage Period”).

(b) As soon as practicable, after notification from Kendall pursuant to Section 6.3(b) of the Kendall PPA notify Purchaser of:

(i) the cause (or if not known, Kendall’s best estimate) of the Forced Outage;

(ii) the proposed corrective action;

(iii) Kendall’s best estimate of the expected duration of the Diagnostic Period and Extended Outage Period; and

(iv) Seller’s election regarding Replacement Power in any Extended Outage Period (which shall be consistent with Kendall’s election under the Kendall PPA) may be either (1) that Purchaser shall provide Replacement Power and Seller shall compensate Purchaser for Incremental Replacement Power Costs in accordance with Appendix E, or (2) that Seller shall not be responsible for Replacement Power during the Extended Outage with such hours included as Forced Outage Hours in any Availability Adjustment Factor calculations; and unless the Parties otherwise agree, Seller’s election during the Extended Outage Period shall remain in effect for the duration of the Extended Outage Period.

(c) Purchaser shall not be required to provide Replacement Power during the Diagnostic Period with such hours included as Forced Outage Hours in any Availability Adjustment Factor calculations.

(d) Seller’s estimate of the duration of the outage shall be based on the best information obtained by Seller and after Seller is informed by Kendall pursuant to the terms of the Kendall PPA, Seller shall promptly notify Purchaser of any expected changes in such period. During any Extended Outage Period in which Seller is supplying Replacement Power, Purchaser shall continue to schedule energy as described in Article VI.

(e) Upon notice from Seller to Purchaser of the ability to resume delivery of the Actual Contract Capacity, and expiration of any Replacement Power Arrangements in effect, any Diagnostic Period or Extended Outage Period then in effect shall end and Dispatch shall continue as described in Article VI. If the Facility is able to resume delivery of the Actual Contract Capacity prior to the expiration of any Replacement Power Arrangements where Purchaser is procuring Replacement Power, Seller may elect one of the following courses of action: (i) Seller shall resume delivery of the Actual Contract Capacity and Purchaser shall liquidate such Replacement Power Arrangements, in which case, any gain or loss realized by Purchaser upon liquidation of such Replacement Power Arrangements shall be for the Seller’s account, or (ii) Seller shall resume delivery of the Actual Contract Capacity upon expiration of the Replacement Power Arrangements. For the purpose of this Section 6.3(e), the duration of Purchaser’s Replacement Power Arrangements shall not be deemed to extend beyond the longest estimate of such Forced Outage period provided by Seller under Section 6.3(b)(iii) and 6.3(d).

(f) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to use Commercially Reasonable Efforts consistent with Prudent Industry Practices to avoid Forced Outages and to minimize the duration of any Forced Outages.

(g) Notwithstanding the forgoing provisions of this Section 6.3 and for the purpose of determining a Forced Outage under this Agreement, in the event that the price at which Purchaser, through the use of Commercially Reasonable Efforts and with due regard for the quantity, period of replacement and amount of notice, could have purchased applicable Replacement Power from third parties for an hour or hours during a Forced Outage is below Purchaser’s marginal cost to procure such power from Seller had the outage not occurred, Seller shall be deemed to have provided Replacement Power for the duration of such hour or hours for the purposes of determining the occurrence of a Forced Outage.

Section 6.4 Electronic Communications.

(a) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to allow Purchaser, at Purchaser’s expense, to install telemetering equipment and facilities capable of transmitting the following information with respect to each Dedicated Unit to Purchaser and to the Control Center:

(i) This section has been intentionally deleted

(ii) This section has been intentionally deleted

(iii) This section has been intentionally deleted

(iv) This section has been intentionally deleted

(v) Instantaneous net output;

(vi) Operational status (on/off);

(vii) Fuel delivery.

(b) This section has been intentionally deleted.

(c) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to install a facsimile machine in the Facility’s control room.

ARTICLE VII

ELECTRICAL INTERCONNECTION & OTHER SERVICES

Section 7.1 Interconnection Facilities. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to operate and maintain all Interconnection Facilities located on the Facility Site up to, but not including, the Interconnection Point. Purchaser shall be solely responsible for securing any transmission rights required to cause the acceptance of and delivery from the Interconnection Point of the Net Electrical Output, and the effectiveness of this Agreement shall not be contingent upon Purchaser’s securing transmission service with Commonwealth Edison or any other transmitting utility or upon the availability of transmission capacity at specific delivery or receipt points selected by Purchaser downstream of the Interconnection Point.

Section 7.2 Interconnection Point. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to deliver Net Electrical Output Dispatched hereunder by Purchaser to the Interconnection Point. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to deliver all Replacement Energy to the Replacement Power Delivery Points. Seller shall have the responsibility, at its expense (as between the Parties), to cause the Net Electrical Output to be delivered from the Electricity Metering Point to the Interconnection Point.

Section 7.3 Risk of Loss.

(a) As between the Parties, Seller shall be deemed to have the responsibility for risk of loss of the Net Electrical Output prior to the Interconnection Point or the Replacement Power Delivery Point (as applicable) and Purchaser shall be deemed to have the responsibility of risk of loss and be in exclusive control (and responsible for any property damages or injuries to persons caused thereby) of the Net Electric Output at and from the Interconnection Point or the Replacement Power Delivery Point (as applicable). Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to be responsible for any property damages or injuries to persons relating to the Net Electric Output prior to the Interconnection Point or the Replacement Power Delivery Point (as applicable). Without limiting the foregoing,

Seller shall not be deemed responsible for or deemed to have failed to deliver any Net Electrical Output which the Electrical Transmission System fails to accept or deliver except to the extent caused by Kendall’s breach of the Electrical Interconnection Agreement or by Seller’s failure to comply with any of the covenants set forth in Section 7.1 pertaining to the Interconnection Facilities.

(b) Purchaser shall also be exclusively responsible, and if necessary, shall reimburse Seller for any energy imbalance (or comparable) charges or penalties arising out of any excess or deficient delivery of Net Electric Output, whether assessed under the Electrical Interconnection Agreement or otherwise, except to the extent caused by Seller’s failure to comply with its Dispatch obligations under this Agreement, Kendall’s failure to comply with its Dispatch obligations under the Kendall PPA, Prudent Industry Practice, breach of Seller’s obligations under this Agreement, breach of Kendall’s obligations under the Kendall PPA or the Electrical Interconnection Agreement, or a Force Majeure Event claimed by Seller or Kendall. Without limitation, the creation of an excess or deficient delivery of Net Electric Output shall not, by itself, be considered a breach of this Agreement or the Electrical Interconnection Agreement. The Parties shall cooperate to minimize and mitigate any such imbalance charges or penalties.

Section 7.4 Additional Agreements.

(a) Purchaser and Seller may agree to redesignate the Control Center with all costs associated with such redesignation paid for by Purchaser. If the Parties are forced by a third party with legal or regulatory authority over the Parties or Kendall to redesignate the Control Center, all costs associated with such redesignation shall be shared equally by Seller and Purchaser.

(b) Purchaser shall be responsible for obtaining and paying for the provision of transmission services and control area services required by the FERC, the Electrical Transmission System operator, the ISO or any other transmission utility with respect to the delivery and transmission of electric energy past the Interconnection Points. Purchaser may obtain such services pursuant to tariffs filed with the FERC by the relevant Person or by separately contracting with such Person. Seller shall reasonably cooperate with Purchaser and provide information as reasonably requested by Purchaser in connection with the negotiation and performance of each agreement for the provision of transmission services and control area services.

(c) This section has been intentionally deleted.

ARTICLE VIII

FUEL ARRANGEMENTS

Section 8.1 Lateral Pipeline.

(a) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to request Kendall, at no cost to Purchaser, to (i) obtain all Governmental Approvals for the ownership, operation and maintenance of the Fuel Interconnection Facilities; and (ii) operate and maintain, the Fuel Interconnection Facilities in accordance with applicable Law, Government Approvals and prudent operating practices generally applied to similar facilities, in each case, subject to the right of Contest.

(b) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to reserve transportation rights (either through ownership or through contract with a third party owner) on the Fuel Interconnection Facilities sufficient for the delivery of Fuel to operate Each Dedicated Unit at its hourly maximum output level in accordance with this Agreement and applicable Governmental Approvals, with no Person having a right to transport fuel on the Fuel Interconnection Facilities superior to Kendall except as may be required by applicable Law or Government Approvals.

(c) This section has been intentionally deleted.

Section 8.2 Fuel for Commissioning and Testing Prior to the Commercial Operation Date. This section has been intentionally deleted.

Section 8.3 Fuel for Operations; Delivery and Acceptance.

(a) With respect to agreements for the supply of Fuel with Transporting Pipelines, Purchaser shall exercise Commercially Reasonable Efforts to negotiate such agreements to contain the following provisions: (i) require the quality of gas supplied or transported to conform to the gas quality specification applicable in the performance warranty obtained from the manufacturer of the gas turbines included in each Dedicated Unit (the specification for which as of the Effective Date is set forth on Appendix A-1 hereto), (ii) the right to reject Non-Conforming Fuel, and (iii) supply Fuel to the Fuel Metering Points at a pressure not less than the minimum requirements of the Dedicated Units, which shall be no greater than 500 PSIA. To the extent the tariff or Purchaser’s agreements with the Transporting Pipeline provides for recovery or indemnification for damages the shipper suffers as a result of the Transporting Pipeline’s delivery of Non-Conforming Fuel, Purchaser will collect and distribute to Seller any recovery due from a Transporting Pipeline to the extent the Facility is damaged by the delivery of Non-Conforming Fuel; provided that, to the extent such recovery is allocable to transportation transactions unrelated to the Dedicated Units, such recovery may be equitably allocated among all such affected transactions.

(b) On and after the Delivery Start Date, Purchaser shall at all times arrange, procure, supply, nominate, balance, transport, pay for and deliver to the Fuel Interconnection Facilities, the amount of Fuel necessary for such Dedicated Unit to generate its Net Electrical Output as produced pursuant to the Dispatch of such Dedicated Unit. All Fuel required to be delivered under this Agreement shall be delivered by Purchaser at the Fuel Metering Points. Subject to Section 8.5(b) and provided that the Dedicated Unit as to which Fuel is delivered is being Dispatched and is not subject to a Forced Outage, a Scheduled Maintenance Outage, a Force Majeure Event or a Delivery Excuse, on and after the Delivery Start Date of such Dedicated Unit, Seller shall request Kendall to accept all Fuel, other than Non-Conforming Fuel, required by such Dedicated Unit delivered by Purchaser at the Fuel Metering Points pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Parties acknowledge that Purchaser may not enter into specific agreements with the Transporting Pipelines dedicated to Purchaser’s delivery of Fuel, but instead may utilize transportation agreements with the Transporting Pipelines in its portfolio.

(c) Purchaser shall pay for Fuel required during Start-Up to reach the minimum load of a Dedicated Unit; provided that the Net Electrical Output of such Dedicated Units during Start-Up shall be delivered to Purchaser in accordance with Article VII.

(d) In the event that Purchaser delivers to the Fuel Metering Points the amount of Fuel necessary for such Dedicated Unit to generate its Net Electrical Output pursuant to the Dispatch of such Dedicated Unit, and the quantity of Fuel burned in such Dedicated Unit is less than such amount as a result of a Forced Outage or Force Majeure Event claimed by Seller, Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to reimburse Seller (upon which Seller shall promptly reimburse Purchaser) any penalty, including imbalance charges, imposed by the Transporting Pipelines resulting from the overdelivery of Fuel. In the event that Purchaser delivers to the Fuel Metering Points the amount of Fuel necessary for such Dedicated Unit to generate its Net Electrical Output pursuant to the Dispatch of such Dedicated Unit, and the quantity of Fuel burned in the Facility and allocated to Purchaser is greater than such amount, Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to reimburse Seller (upon which Seller shall promptly reimburse Purchaser) any penalty, including imbalance charges, imposed by the Transporting Pipelines resulting from the underdelivery of Fuel. The Parties shall exercise Commercially Reasonable Efforts to minimize any imbalance or other penalties or charges from transporters resulting from the provisions of Fuel by Purchaser.

Section 8.4 Risk of Loss. As between the Parties, Purchaser shall be deemed to be in exclusive control (and responsible for any property damages or injuries to persons caused thereby) of the Fuel to the Fuel Metering Points and, subject to Section 8.5, Seller shall be deemed to be responsible for risk of loss of the Fuel from the Fuel Metering Points. Subject to Section 8.5, risk of loss related to the Fuel shall transfer from Purchaser to Seller at the Fuel Metering Points. In any Month, if (i) the quantity of Fuel delivered and measured at the Fuel

Metering Points for such Month that is allocated to Purchaser exceeds (ii) the quantity of Fuel burned in all the Dedicated Units during such Month as a result of the loss of Fuel downstream of the Fuel Metering Points, Seller shall either obtain additional Fuel equal to the difference between (i) and (ii) at its expense or purchase such quantity of additional Fuel from Purchaser at the Gas Index.

Section 8.5 Measurement and Quality of Fuel.

(a) All Fuel to be supplied by Purchaser pursuant to the terms of this Agreement shall be measured at the Fuel Metering Points and shall meet the specifications for gas delivered to the relevant Transporting Pipeline as such specifications may be amended in accordance with Section 8.3(a). Purchaser shall use Commercially Reasonable Efforts to ensure that all Fuel delivered hereunder meets such specifications.

(b) Upon receipt of notice from Kendall, Seller shall promptly notify Purchaser if any Fuel made available by Purchaser to Fuel Interconnection Facilities under this Agreement is Non-Conforming Fuel. Kendall may refuse to accept delivery of such Non-Conforming Fuel and such Non-Conforming Fuel shall, for purposes of this Agreement, be deemed not to have been provided by Purchaser.

ARTICLE IX

METERING

Section 9.1 Metering Devices for Electricity.

(a) The Net Electrical Output shall be measured by Kendall’s electricity metering devices located at the high side of the Dedicated Units’ step-up transformer on Kendall’s side of the Interconnection Point (the “Electricity Metering Points”). Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to own, operate, maintain and control of all of its electricity metering equipment at its sole cost and expense, and to maintain and operate such equipment in accordance with Prudent Utility Practices.

(b) The number and general location of Kendall’s electricity metering devices shall be as set forth in Appendix B. All of Kendall’s electricity devices shall be sealed. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to allow Purchaser’s representatives to be present when the seal is broken for the purpose of inspecting, testing and adjusting such electricity metering devices in accordance with Sections 9.3 and 9.4.

(c) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to permit Purchaser, at Purchaser’s own cost and expense, to install and maintain back-up electricity metering devices.

(d) This section has been intentionally deleted.

Section 9.2 Metering Devices for Fuel.

(a) The Fuel delivered by Purchaser in accordance with the terms of this Agreement shall be measured by Kendall’s metering devices at the Fuel Metering Points. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to be responsible to own, operate, maintain and control all of Kendall’s Fuel metering equipment at no expense to Purchaser.

(b) The number and general location of Kendall’s Fuel metering devices shall be as set forth in Appendix B. All of Kendall’s Fuel metering devices shall be sealed. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to allow Purchaser’s representatives to be present when the seal is broken for the purpose of inspecting, testing and adjusting such metering devices.

(c) This section has been intentionally deleted.

Section 9.3 Inspection of Metering Devices.

(a) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to request Kendall to inspect, test and adjust all of Kendall’s metering devices at no expense to Purchaser on an annual basis at a time mutually convenient to Kendall, Purchaser and Seller. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to provide Purchaser with reasonable advance notice of, and permit a representative of Purchaser to witness and verify, such inspections, tests and adjustments, and shall test any adjustments to be made thereto in accordance with Sections 9.3(c) and 9.4.

(b) In addition to the other inspections and tests required under Section 9.3(a), upon two weeks’ prior written notice by Purchaser, in connection with its rights as purchaser under the Kendall PPA, Seller shall use Commercially Reasonable Efforts to cause Kendall to perform additional inspections or tests of any of Kendall’s metering devices and Kendall’s back-up metering devices. Seller and Purchaser shall agree on a mutually convenient time for such inspections or tests, and Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to permit a qualified representative of Purchaser to inspect or witness such testing of any of Kendall’s metering devices and Kendall’s back-up metering devices. The actual expense of any such requested additional inspection or testing shall be borne by Purchaser unless, upon such inspection or testing, Kendall’s metering devices are found to register inaccurately by more than +/- 1% in the case of electricity meters and +/- 2% in the case of gas meters, in which event the expense of the requested additional inspection or testing shall be borne by Seller.

(c) If any of Kendall’s metering devices or Kendall’s back-up metering devices are found to be defective or inaccurate by more than +/- 1% in the case of electricity meters and +/- 2% in the case of gas meters, Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause such meter immediately to be adjusted, repaired, replaced and/or re-calibrated at the sole expense of Kendall.

Section 9.4 Adjustments for Inaccurate Measurements. If any of Kendall’s metering devices fail to register, or if the measurements made by any of such metering devices are found upon testing to be inaccurate by more than +/- 1% in the case of electricity meters and +/- 2% in the case of gas meters, an adjustment to previous billings shall be made correcting all measurements by the inaccurate or defective metering device for billing purposes, for both the amount of the inaccuracy and the period of the inaccuracy, in the following manner:

(a) In the event that pursuant to Section 9.4 (a) of the Kendall PPA Kendall and Seller cannot agree on the amount of the adjustment necessary to correct the measurements made by any of Kendall’s metering devices which are inaccurate or defective, Kendall shall use Seller’s back-up metering devices (if installed) to determine the amount of such inaccuracy, provided that in the event that Seller’s back-up metering devices are also found, upon testing, to be inaccurate by more than the allowable limits applicable to Kendall’s metering devices under this Section 9.4, and Kendall and Seller cannot agree on the amount of the adjustment necessary to correct the measurements made by such inaccurate or defective Seller’s back-up metering devices, Kendall and Seller shall, as soon as practicable and on the basis of procedures to be mutually agreed by Kendall and Seller, estimate the amount of the necessary adjustment on the basis of deliveries of the Net Electrical Output of the Dedicated Units to the Commonwealth Edison System during periods of similar operating conditions (e.g., based on the Fuel use records for the Dedicated Units) when Kendall’s metering devices were registering accurately. Where Seller is required to “agree” on a matter with Kendall pursuant to this Section 9.4(a), Purchaser shall direct Seller what position to take in such matter and Seller shall use Commercially Reasonable Efforts to advance Purchaser’s directives;

(b) In the event that Kendall and Seller cannot agree on the actual period during which the inaccurate measurements were made, the period during which the measurements are to be adjusted shall be the shorter of (i) one half of the period from the last test of the relevant metering devices, and (ii) the 180 Days immediately preceding the test that found the relevant metering devices to be defective or inaccurate. Where Seller is required to “agree” on a matter with Kendall pursuant to this Section 9.4(b), Purchaser shall direct Seller what position to take in such matter and Seller shall use Commercially Reasonable Efforts to advance Purchaser’s directives; and

(c) To the extent that the adjustment period covers a period of deliveries for which payment has already been made by Purchaser, Seller shall use the corrected measurements as determined in accordance with this Section 9.4 to re-compute the amount due for the period of the inaccuracy and shall subtract the previous payments by Purchaser for such period from such re-computed amount. If the difference is a positive number, such difference shall be paid by Purchaser to Seller and if the difference is a negative number, such difference shall be paid by Seller to Purchaser. Payment of such difference shall be made by means of a credit or an additional charge on the next statement rendered pursuant to Section 13.1(a).

(d) For Fuel, the adjustment will be based on gas quantities specified on statements from the Transporting Pipelines delivery of Fuel for the Dedicated Units.

ARTICLE X

PAYMENTS

Section 10.1 Reservation Payments.

(a) Except as otherwise expressly provided herein, for each Billing Period commencing on the Delivery Start Date, Purchaser shall pay Seller a Reservation Payment for the Contract Capacity of each such Dedicated Unit made available to Purchaser, for Replacement Capacity made available to Purchaser by Seller or the Facility in accordance with Section 6.3, during such Billing Period;

(b) The Reservation Payment for each Dedicated Unit (or Replacement Capacity provided in lieu of Contract Capacity) for each Billing Period shall be calculated in accordance with the following formula:

RP = [(CSC x RCSC) + (CSUC x RCSUC)] x AAF

Where:

RP = the Reservation Payment expressed in Dollars for such Billing Period

CSC = the Contract Standard Capacity expressed in KW

RCSC = the Contract Standard Capacity Reservation Charge expressed in Dollars per KW per Month for the timeframe, as set out in Section 10.2

CSUC = the Contract Supplemental Capacity expressed in KW

RCSUC = the Contract Supplemental Capacity Reservation Charge expressed in Dollars per KW per Month for the timeframe, as set out in Section 10.2

AAF = the Availability Adjustment Factor.

Section 10.2 Reservation Charges. Reservation Charges for each Dedicated Unit for each timeframe specified below, shall be as follows:

For Unit 1:

Timeframe	Contract Standard Capacity Reservation Charge ($/KW – Month)	Contract Supplemental Capacity Reservation Charge ($/KW – Month)
December 1, 2004 through March 27, 2005	5.941	3.925
March 28, 2005 through March 27, 2006	6.119	4.043
March 28, 2006 through March 27, 2007	6.303	4.164
March 28, 2007 through March 27, 2008	6.492	4.289
March 28, 2008 through November 30, 2008	6.687	4.418

For Unit 2:

Time Frame	Contract Standard Capacity Reservation Charge ($/KW – Month)	Contract Supplemental Capacity Reservation Charge ($/KW – Month)
December 1, 2004 through April 4, 2005	5.941	3.925
April 5, 2005 through April 4, 2006	6.119	4.043
April 5, 2006 through April 4, 2007	6.303	4.164
April 5, 2007 through April 4, 2008	6.492	4.289
April 5, 2008 through November 30, 2008	6.687	4.418

Section 10.3 Energy Payments. Except as expressly provided herein, for each Billing Period commencing on the Delivery Start Date, Purchaser shall pay to Seller an Energy Payment in an amount equal to the product of (a) the greater of: (i) the product of $2.00 per megawatt-hour and the Net Electrical Output of the Dedicated Units and (ii) the product of $10,000 per Start-Up per Unit and the number of Start-Ups; and (b) the GDP-IPD Index.

Section 10.4. Guaranteed Heat Rate Payments. For each Billing Period commencing on the Delivery Start Date, Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as applicable, the Guaranteed Heat Rate Payment determined to be due to such Party in accordance with Section 12.1(d).

Section 10.5 System Upgrade Credit. This section has been intentionally deleted

Section 10.6 Replacement Power Fuel Payment. Purchaser shall pay to Seller a Replacement Power Fuel Payment for energy supplied as Replacement Power delivered by Seller to Purchaser in an amount per MWh equal to the product of the Delivered Cost of Fuel in Dollars per MMBtu times the Guaranteed Heat Rate in MMBtu/MWh.

Section 10.7 Reactive Power. Although Purchaser acknowledges that Seller has the legal right to file a reactive power tariff at FERC and receive any “reactive power revenues and/or rights” which occur during or arise out of the Term in connection with the Agreement, Seller shall request that that PJM Interconnection, LLC (“PJM”) direct all reactive power revenue payments (“Reactive Power Payments”) which occur during or arise out of the Term in connection with the Agreement to an account specified by Purchaser (or if for any reason PJM does not make such payments directly to Purchaser, Seller shall receive such payments and then promptly transfer them to Purchaser). Once the Term has expired or an early termination of this Agreement has occurred (other than as a result of the conditions precedent to the effectiveness of the Assignment and Assumption Agreement having been met) following presentation to Seller of all documentation requested by Seller to verify the amount of Reactive Power Payments received by Purchaser, Seller shall pay to Purchaser the difference between the Reactive Power Amount (as defined below) and the amount of Reactive Power Payments actually received by Purchaser, such deficiency amount to be termed the “Reactive Power Deficiency”. The Reactive Power Deficiency shall be payable by Seller within ten (10) Business Days of Seller’s receipt of Purchaser’s invoice therefor. On the Effective Date, Seller shall provide a guaranty substantially in the form set forth in Appendix H hereto in the amount of $3,500,000 to guarantee Seller’s payment obligation under this Section 10.7.

The Reactive Power Amount shall be equal to the product of (A) Three Million, Five Hundred Thousand Dollars ($3,500,000) and (B) a fraction, the numerator of which is the number of months from and including December, 2004 up to and including the month in which the Term expires or the month in which the early termination of this Agreement occurs, as applicable, and the denominator of which is forty-eight (48).

Notwithstanding anything in this Section 10.7 to the contrary, if this Agreement terminates as a result of the conditions to the effectiveness of the Assignment and Assumption Agreement having been met, Seller shall have no obligation to make a payment of the Reactive Power Deficiency hereunder and the Parties’ rights and obligations with respect to the reactive power revenues shall be governed by Section 2(c) of the Assignment and Assumption Agreement.

Further, the Parties agree that notwithstanding the provisions of this Section, the expiration of the Term or termination of this Agreement, Reactive Power Deficiency may be adjusted (upwards or downwards) by the amount of any adjustments made by PJM to the calculation of reactive power revenues and/or rights which occur during or arise out of the Term within twelve months after the expiry of the Term. Any amounts payable by a Party as a result of such adjustment shall be paid by the Party who owes it within ten (10) Business Days of such Party’s receipt of the other Party’s invoice therefor.

Section 10.8 Lump Sum Payment. The Parties agree that Seller shall make an additional payment to Purchaser under this Agreement in the form of a payment of $117,500,000 (“Lump Sum Payment”) which shall be made by Seller on behalf of Purchaser within one (1) Business Day after the Effective Date in accordance with the payment details set forth in Section 21.3.

ARTICLE XI

COMMISSIONING AND TESTING

Section 11.1 Performance Tests.

(a) The Contract Capacity is as of the Effective Date specified in Appendix A. Each Dedicated Unit shall be tested annually in accordance with the procedures set forth in Appendix A to demonstrate its Contract Capacity. Promptly after receipt of such notice from Kendall, Seller shall provide Purchaser with reasonable notice of, and in accordance with its rights as purchaser under the Kendall PPA, Seller shall use Commercially Reasonable Efforts to cause Kendall to permit Purchaser to attend each test of Contract Capacity. Purchaser shall be responsible for any costs or expenses incurred by it in connection with monitoring or witnessing such tests.

(b) The Parties acknowledge that under the Kendall PPA, Kendall has the right to redetermine the Contract Capacity of a Dedicated Unit at any time upon not less than 24 hours’ prior written notice to Seller if Kendall reasonably believes that the Contract Capacity for such Dedicated Unit is materially different from the results of the most recent test of Contract Capacity. Seller and Purchaser shall, and Seller shall use its Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to cooperate in an effort to minimize any adverse impact the timing of a retest may have on Purchaser. The results of such retest as redetermined in the manner set forth in Appendix A shall, as of the first Day following the completion of such test, automatically and immediately become the Contract Capacity. The Parties acknowledge that Kendall shall bear the costs and expenses of any test required under this Section 11.1(b); provided that each of Seller and Purchaser shall be responsible for any costs and expenses incurred by it in connection with monitoring or witnessing such tests.

Section 11.2 Sale of Test Energy. Purchaser shall act as Seller’s agent for the purpose of marketing and selling energy which may be produced as a result of the testing of a Dedicated Unit, during performance testing in accordance with Section 11.1 (“Test Energy”), unless otherwise agreed by the Parties and consented to by Kendall. Subject to Purchaser’s timely receipt of the notice set forth in Section 11.1(a), Purchaser shall (i) provide and pay for Fuel to generate such Test Energy in accordance with Section 8; provided that Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to reimburse Seller (upon which Seller shall promptly reimburse Purchaser) for the Delivered Cost of such Fuel and (ii) pay Seller any amount received by Purchaser from its sale of Test Energy, net of any reasonable costs directly related to the sale of Test Energy. Purchaser shall use Commercially Reasonable Efforts to maximize the revenue obtained from marketing and selling Test Energy pursuant to this Section 11.2. In the event that the Parties agree and Kendall consents to Purchaser to market and sell Test Energy for its own account, Purchaser shall (i) provide and pay for Fuel to generate such Test Energy in accordance with Section 8; and (ii) retain any amount received by Purchaser from its sale of Test Energy.

ARTICLE XII

HEAT RATE GUARANTEE

Section 12.1 Tracking Accounts. Two tracking accounts shall be maintained by the Facility to track for each Dedicated Unit for each Hour of each Month the difference in cost between the actual fuel consumed by the Dedicated Unit and the cost of Fuel which would have been consumed by the Dedicated Unit based on the Guaranteed Minimum Heat Rate and Guaranteed Maximum Heat Rate, (the “Tracking Accounts”). The balances of the Tracking Accounts will be used to calculate the Guaranteed Heat Rate Payment. The Guaranteed Heat Rate Payment shall represent an amount to be paid to Seller or Purchaser as provided in this Section 12.1.

(a) For each Hour when such Dedicated Unit is Dispatched at or above Minimum Load, the Minimum Heat Rate Tracking Account balance shall change by the value shown in the following formula:

MinHRTABm = S(MinHRTAAi) = S(((MinGHRi x StdEDi) + (SuppGHRi x SuppEDi) – FCi) x GIi) where:

MinHRTABm is the Minimum Heat Rate Tracking Account balance for such Month m for each Dedicated Unit;

S means the summation over all hours i of the Month m;

MinHRTAAi is the Minimum Heat Rate Tracking Account adjustment for the hour i;

MinGHRi is the Minimum Guaranteed Heat Rate in MMBTU/MWh at the Net Electrical Output Dispatched and delivered as a percent of the Standard Capacity during the hour i as set forth in Appendix F;

StdEDi is the amount of energy Dispatched by Purchaser and delivered by the Facility as Net Electrical Output up to the Standard Capacity during the hour i in MWh;

SuppGHRi is the Supplemental Guaranteed Heat Rate in MMBTU/MWh as set forth in Appendix F;

SuppEDi is the amount of energy Dispatched by Purchaser and delivered by the Facility as Net Electrical Output in excess of the rate of the Standard Capacity;

FCi is the actual amount of Fuel consumed by the Dedicated Unit during the hour as measured by the Unit Meter – Fuel in MMBTU; and

GI1 is the Gas Index applicable to the hour i in $/MMBTU.

(b) For each Hour when such Dedicated Unit is Dispatched at or above Minimum Load, the Maximum Heat Rate Tracking Account balance shall change by the value shown in the following formula:

MaxHRTABm = S(MaxHRTAAi) = S(((MaxGHRi x StdEDi) + (SuppGHRi x SuppEDi) – FCi) x GIi) where:

MaxHRTABm is the Maximum Heat Rate Tracking Account balance for such Month m for each Dedicated Unit;

S means the summation over all hours of the Month m;

MaxHRTAAi is the Maximum Heat Rate Tracking Account adjustment for the hour i;

MaxGHRi is the Maximum Guaranteed Heat Rate in MMBTU/MWh at the Net Electrical Output Dispatched and delivered as a percent of the Standard Capacity during the hour i as set forth in Appendix F;

StdEDi is the amount of energy Dispatched by Purchaser and delivered by the Facility as Net Electrical Output up to the Standard Capacity during the hour i in MWh;

SuppGHRi is the Supplemental Guaranteed Heat Rate in MMBTU/MWh as set forth in Appendix F;

SuppEDi is the amount of energy Dispatched by Purchaser and delivered by the Facility as Net Electrical Output in excess of the rate of the Standard Capacity;

FCi is the actual amount of Fuel consumed by the Dedicated Unit during the hour as measured by the Unit Meter – Fuel in MMBTU; and

GI1 is the Gas Index applicable to the hour i in $/MMBTU.

(c) There shall be no Tracking Account adjustment for the Net Electrical Output of a Dedicated Unit operating below Minimum Load during a Start-Up or shut down.

(d)	At the end of each Month, the Guaranteed Heat Rate Payment will be determined as follows:

(i) If the Minimum Heat Rate Tracking Account balance is positive, then the Guaranteed Heat Rate Payment would be paid by Purchaser to Seller and be calculated as follows:

Guaranteed Heat Rate Payment = Minimum Heat Rate Tracking Account Balance * 0.5

(ii) If the Maximum Heat Rate Tracking Account balance is negative, then the Guaranteed Heat Rate Payment would be paid by Seller to Purchaser and be calculated as follows:

Guaranteed Heat Rate Payment = Maximum Heat Rate Tracking Account Balance * -0.5

(iii) Otherwise,

Guaranteed Heat Rate Payment = 0

ARTICLE XIII

BILLING AND PAYMENT

Section 13.1 Billing and Payment.

(a) Seller, in connection with its rights as Purchaser under the Kendall PPA, shall cause the Facility’s metering equipment to be read at the Interconnection Point at 12:00 midnight (Central Prevailing Time) on the last Day of each Month, unless otherwise mutually agreed by the Parties. Seller shall prepare and render to Purchaser within 7 Business Days after the end of each Billing Period a statement detailing the meter reading (in half-hour readings) and Seller’s calculation of the payments due to Seller for such Billing Period.

(b) Payment for the Reservation Payment, Energy Payment, Guaranteed Heat Rate Payment and other amounts owed by Purchaser pursuant to this Agreement for each Billing Period shall be made by wire transfer of funds immediately available in an account designated by Seller within 18 Days from the date of delivery of a statement for such Billing Period.

(c) If either Party disputes the accuracy of a bill, the Parties shall use their best efforts to resolve the dispute in accordance with Section 20.1. Any adjustments which the Parties may subsequently agree to make with respect to any such billing dispute shall be made by a credit or additional charge on the next bill rendered. If the Parties are unable to resolve the dispute in this manner, any amounts remaining in dispute disputed in good faith as of the due date for such Billing Period or thereafter on subsequent bills for the same reason may be withheld pending final resolution of the dispute in accordance with Section 20.2, provided that any undisputed amount shall be promptly paid; and provided, further, that amounts paid as a result of the settlement or other resolution of a dispute shall be paid with interest thereon from the original due date as provided in Section 13.5.

Section 13.2 Other Payments. Subject to the Parties’ right to review payments made hereunder, any amounts, other than those specified in Sections 13.1, due to either Party under this Agreement shall be paid or objected to within 20 Days following receipt by the other Party of an itemized invoice from the Party to whom such amounts are due setting forth, in reasonable detail, the basis for such payment. Payments made hereunder shall, for a period of not longer than one year, remain subject to adjustment based on billing adjustments by third parties which would affect payment obligations of either Party.

Section 13.3 Currency and Timing of Payment. Notwithstanding anything contained in this Agreement, (i) all payments to be made by either Party under this Agreement shall be made in Dollars by wire transfer of immediately available funds and (ii) any payment that becomes due and payable on a Day that is other than a Business Day shall be paid in accordance with Section 1.2(i).

Section 13.4 Records. Either Party shall have the right, upon reasonable prior written notice to the other Party, to examine and/or make copies of the records and data of the other Party relating to this Agreement (including all records and data relating to or substantiating any charges paid by or to either Party and including without limitation metering records of Fuel delivered at the Fuel Metering Points, Transporting Pipeline imbalance charges, Fuel consumed, Delivered Cost of Fuel, and MWhs generated) at any time during normal business hours during the period such records and data are required to be maintained. All such records and data shall be maintained for a minimum of three years after the creation of such record or data. If any such examination reveals any inaccuracy in any statement prior to the lapse of two years from the rendition thereof, the Party discovering such inaccuracy shall promptly deliver a statement setting forth in reasonable detail the basis and amount of the proposed adjustment. Any such statement shall be due and payable and subject to dispute in the same manner provided for monthly bills under this Article 13; provided that, the amount due shall be adjusted to reflect accrued interest from the original due date at the Default Rate; and provided further that this provision of this Agreement will survive any termination of the Agreement for a period of two years from the date of such termination for the purpose of such statement and payment objections.

Section 13.5 Default Interest. If any payment due from either Party under this Agreement shall not be paid when due, including, without limitation, any withheld disputed amounts determined to be due such Party, there shall be due and payable to the other Party compensation thereon, calculated at a rate equal to the lesser of two percent (2%) over the prime rate at JPMorgan Chase Bank (or its successor bank) or the highest rate allowable by law (the “Default Rate”), as it changes from time to time from the date on which such payment became overdue to and until such payment is paid in full.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES;

ADDITIONAL COVENANTS OF SELLER AND PURCHASER

Section 14.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the Effective Date as follows:

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and is qualified and in good standing in each other jurisdiction where the failure so to qualify would have a material adverse effect upon Seller’s performance under this Agreement and Seller has the full legal right power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement has been and performance of its obligations under this Agreement by Seller has been duly authorized by all necessary corporate action, and do not and shall not require any consent or approval of Seller’s board of directors or stockholders which has not been obtained and each such consent and approval that has been obtained is in full force and effect.

(c) The execution, delivery and performance of its obligations under this Agreement do not:

(i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Seller or any provision of the organizational documents of Seller, the violation of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement;

(ii) result in a breach of or constitute a default under any provision of the articles of incorporation or bylaws of Seller,

(iii) result in a breach of or constitute a default under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound including, but not limited to, the Kendall PPA, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, or

(iv) results in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Seller, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

(d) This Agreement constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, concepts of materiality, reasonableness, good faith and fair dealing.

(e) There is no pending or, to the best of Seller’s knowledge, threatened action or proceeding affecting Seller before any court, Governmental Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Seller or the ability of Seller to perform its obligations hereunder, except with respect to Governmental Approvals which are expected to be obtained as required to enable Seller to perform its obligations under this Agreement, or that purports to affect the legality, validity or enforceability of this Agreement.

(f) Attached hereto as Appendix K is a true and complete copy of the Kendall PPA, which has not been amended or modified as of the Effective Date, which has not been rescinded and which is in full force and effect as of the Effective Date. As of the date hereof, Seller has not received any notices from Kendall for Non-Conforming Fuel under Section 8.5(c) of the Kendall PPA.

Section 14.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date as follows:

(a) Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware and has the full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement has been and performance of its obligations under this Agreement by Purchaser have been or will be duly authorized by all necessary corporate action, and do not and shall not require any consent or approval of Purchaser’s Board of Directors or stockholders which has not been obtained and each such consent and approval that has been obtained is in full force and effect

(c) The execution, delivery and performance of its obligations under this Agreement do not:

(i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Purchaser, the violation of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement,

(ii) result in a breach of or constitute a default under any provision of the articles of incorporation or by-laws of Purchaser,

(iii) result in a breach of or constitute a default under any agreement relating to the management or affairs of Purchaser or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Purchaser is a party or by which Purchaser or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or

(iv) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Purchaser, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(d) This Agreement constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

(e) There is no pending or, to the best of Purchaser’s knowledge, threatened action or proceeding affecting Purchaser before any court, Governmental Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Purchaser or the ability of Purchaser to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

Section 14.3 Certificates and Opinions. Each of Purchaser and Seller shall, upon the request of the other Party, deliver or cause to be delivered from time to time to the other Party certifications of its officers, accountants, engineers or agents as to such matters as either Party may reasonably request in connection with such Parties’ obligations under this Agreement.

Section 14.4 Books and Records; Information. Each of Purchaser and Seller shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to its business and affairs in accordance with GAAP consistently applied.

Section 14.5 Guarantee. Subject to Section 14.8, Purchaser’s obligations under this agreement shall be guaranteed by Constellation Energy Group, Inc. through a Guarantee in the form of Appendix G.

Section 14.6 Amendments to Kendall PPA. Seller acknowledges and agrees that without Purchaser’s prior written consent, Seller shall have no right to agree to or otherwise enter into any amendment or modification to the Kendall PPA which would materially adversely affect Purchaser’s rights and obligations under this Agreement or, assuming the conditions precedent to the effectiveness of the Assignment and Assumption Agreement were satisfied, Purchaser’s rights and obligations as purchaser under the Kendall PPA, and Seller agrees to indemnify and hold harmless Purchaser from and against any loss, damage, cost or expense in connection with any unauthorized amendment or modifications to the Kendall PPA. Seller may amend or modify the Kendall PPA to the extent such assignment or modification is not otherwise prohibited by this Section 14.6.

Section 14.7 Enforcement of Seller’s Rights under the Kendall PPA. If at any time during the Term Kendall is in breach of its obligations under the Kendall PPA as such event is referenced therein, Seller shall communicate such to Purchaser in accordance with the terms of Section 14.9. Within five (5) Business Days after Seller’s notice, representatives of the Parties shall discuss what course of action, if any, should be taken with respect to such breach subject to the provisions below; provided, however, that Purchaser shall have the right to decide on the course of action to be taken, subject to satisfaction of the conditions to taking such action set forth in this Section 14.7. Following such discussion, Purchaser may request that Seller enforce its contractual rights under the Kendall PPA (an “Enforcement Action”). Upon receipt of such notice, Seller shall exercise Commercially Reasonable Efforts to enforce such rights. If Purchaser determines in good faith that it desires that Seller take an Enforcement Action in addition to those that Seller deems to constitute Commercially Reasonable Efforts, it shall notify Seller of the same, and shall specify in writing the specific actions it desires Seller to take (the “Additional Enforcement Action”). Seller agrees to take an Enforcement Action requested by Purchaser if: (a) it reasonably believes that (i) the actions requested of it are rights that it is lawfully permitted to take in the enforcement of its rights under the Kendall PPA, and (ii) taking the actions requested will not materially and adversely affect other rights that Seller may have under the Kendall PPA (taking into account to extent to which Seller has provided the benefit of such rights to Purchaser pursuant to this Agreement); and (b) in the case of an Additional Enforcement Action, to the extent permitted by Section 19.3(d) the Purchaser agrees to pay for any costs and expenses reasonably incurred by Seller in taking the Additional Enforcement Action which exceed the costs and expenses of Seller taking Commercially Reasonable Efforts, which shall include reasonable compensation for the value of the material amounts of time which may be required to be expended by Seller’s personnel to take the Additional Enforcement Action. Notwithstanding anything in this Section 14.7 to the contrary, however, Purchaser’s agreement to compensate Seller for costs and expenses incurred in taking the Additional Enforcement Action under clause (b) above shall not preclude Purchaser from claiming that such Additional Enforcement Action did not require Seller to take actions beyond Commercially Reasonable Efforts and seeking reimbursement from Seller for the amounts paid to Seller pursuant to such clause (b) under the other provisions of this Agreement, as well as interest thereon pursuant to Section 13.5.

Section 14.8 Purchaser’s Credit Requirement. If at any time on or after March 1, 2005, the Credit Rating of Purchaser’s Guarantor is below either BBB- from S&P or Baa3 from Moody’s, Purchaser shall be required to post the Collateral Amount of Performance Assurance with Seller no later than 5:00 pm Central Prevailing Time on the Business Day which is two (2) Business Days after Purchaser’s receipt of Seller’s invoice for such Collateral Amount (“Delivery Date”). Upon delivery of the Performance Assurance, Seller shall release the Guarantee described in Section 14.5, and Seller shall return such Guarantee to Purchaser within five (5) Business Days of Seller’s receipt of Purchaser’s written request therefor. The Performance Assurance shall be held by Seller until the earlier of: (i) the date on which Credit Rating of Purchaser’s Guarantor is at least BBB- from S&P and Baa3 from Moody’s and Purchaser has again provided the Guarantee described in Section 14.5, or (ii) the remainder of the Term. Should such Performance Assurance not be received by Seller by the Delivery Date or should the Performance Assurance cease to be in effect during the Term for any reason, this shall constitute an Event of Default with respect to Purchaser pursuant to the terms of Section 18.1(b)(vii).

To secure its obligations under this Agreement (including, but not limited to, the payment by Purchaser of any disputed amounts pursuant to Section 18.3 which are determined to be due) and to the extent Purchaser delivers Performance Assurance hereunder, Purchaser hereby grants to Seller a present and continuing security interest in, and lien on (and right of setoff against), and assignment of, all cash collateral and cash equivalent collateral and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of Seller pursuant to this Agreement, and Purchaser agrees to take such action as Seller reasonably requires in order to perfect Seller’s first-priority security interest in, and lien on (and right of setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof. Upon or any time after the occurrence or deemed occurrence and during the continuation of an Event of Default by Purchaser or a termination of the Agreement caused by Purchaser pursuant to Article 18, Seller may do any one or more of the following: (i) exercise any of the rights and remedies of a secured party with respect to all Performance Assurance, including any such rights and remedies under law then in effect; (ii) exercise its rights of setoff against any and all property of the Purchaser in the possession of Seller or its agent; (iii) draw on any outstanding Letter of Credit issued for its benefit; and (iv) liquidate all Performance Assurance then held by or for the benefit of Seller free from any claim or right of any nature whatsoever of Purchaser, including any equity or right of purchase or redemption by Purchaser. Seller shall apply the proceeds of the collateral realized upon the exercise of any such rights or remedies to reduce Purchaser’s obligations under the Agreement (Purchaser remaining liable for any amounts owing to Seller after such application), subject to Seller’s obligation to return any surplus proceeds remaining after such obligations are satisfied in full.

Section 14.9 Communications. In addition to the notices and other communications provided for elsewhere in this Agreement, Seller covenants and agrees that it will use Commercially Reasonable Efforts to promptly provide Purchaser with copies of written communications between Seller and Kendall which concern the following: (i) the failure by Kendall to perform any of its material obligations under the Kendall PPA during the Term of this Agreement, (ii) the administration of the transactions contemplated by the Kendall PPA during the Term of this Agreement in a manner which is materially different than the terms set forth therein, and (iii) any material dispute between Seller and Kendall in connection with the Kendall PPA which either: (A) exists on or after the Effective Date and has not already been communicated to Purchaser as of the Effective Date or (B) occurs during or arises out of the Term of this Agreement.

ARTICLE XV

TAXES

Section 15.1 Taxes and Fees.

(a) Seller shall be responsible for the payment of, and the Reservation Payments, Energy Payments, Guaranteed Heat Rate Payments and other amounts payable by Purchaser to Seller hereunder shall not be subject to adjustment for, Taxes (other than Change-in-Law Taxes) imposed on Seller and its property. Purchaser shall be responsible for the payment of, and no amount payable by Seller to Purchaser shall be subject to adjustment for, Taxes imposed on Purchaser and its property. In addition, Purchaser shall be responsible for the payment of any Change-in-Law Taxes imposed on Seller pursuant to the Kendall PPA; provided, however, that to the extent that the Change-in-Law Taxes pertain to the Term of this Agreement Seller and Purchaser shall use Commercially Reasonable Efforts to jointly pursue an implementation of Section 15.1(a) of the Kendall PPA (including utilizing the dispute resolution procedures of the Kendall PPA if necessary) that reflects an equitable allocation of such costs between the Parties. The Parties agree that any adjustments made pursuant to Section 15.1(a) of the Kendall PPA in accordance with the preceding sentence shall be employed herein as a reasonable allocation of such costs between the Parties. Seller shall determine for any Billing Period the adjustment to any payment under Section 13.1 resulting from the application of a Change-in-Law Tax for such period, and shall provide to Purchaser a certificate setting forth in reasonable detail the basis and calculation of such adjustment. In the case of any Change-in-Law Taxes imposed on Seller for which Purchaser is responsible, Purchaser shall pay Seller the amount of such Taxes within 10 Days of Seller notifying Purchaser of the imposition of such Change-in-Law Taxes and providing Purchaser with a certificate in reasonable detail of the amount of such Change-in-Law Taxes. If, after the imposition of Change-in-Law Taxes in respect of which Purchaser has made a payment to Seller under this Section 15.1(a), a subsequent Change-in-Law results in a reduction of such Change-in-Law Taxes, then the obligation of Purchaser to pay for Change-in-Law Taxes shall be reduced to such extent, and if such Change-in-Law affects Change-in-Law Taxes as to which Purchaser has already made such payments under this Section 15.1(a), Seller shall reimburse Purchaser an amount equal to such reduction in Taxes.

(b) Seller shall provide Purchaser with written notice, as soon as reasonably practicable, but in no event less than 10 Days prior to the date on which Change-in-Law Taxes imposed on Seller would become applicable, of such Change-in-Law Taxes. Purchaser shall have the right to Contest, in the name of either or both Parties, as required, and Seller shall Contest in the name of Kendall if requested by Purchaser the imposition of any Change-in-Law Taxes, and Purchaser shall make any payments to Seller in respect of such Change-in-Law Taxes when required under this Agreement, but subject to refund in the event that Purchaser or Seller, as applicable, prevails in such Contest; provided that Purchaser shall notify Seller in writing of its decision to Contest; and provided, further, that Purchaser shall be responsible for any costs and expenses (including the costs and expenses of Seller) relating to such Contest.

(c) Each Party shall provide the other Party upon written request a certificate of exemption or other reasonably satisfactory evidence of exemption if any exemption from or reduction of any Tax is applicable. Each Party shall exercise Commercially Reasonable Efforts to obtain and to cooperate in obtaining any exemption from or reduction of any Tax. Each Party shall notify the other Party of any proposal to implement a Change-in-Law Tax.

Section 15.2. Change-in-Law. If the capital or variable costs of the financing, operation or maintenance of the Dedicated Units change as a result of a Change-in-Law, the Reservation Payment, the Energy Payment, the Guaranteed Heat Rate Payment shall be adjusted, as appropriate, to correspond to the amount that such Payments, costs and/or amount were adjusted under Section 15.2 of the Kendall PPA as of the date that such changed costs were implemented under the Kendall PPA; provided, however that to the extent that the Change-in-Law pertains to the Term of this Agreement Seller and Purchaser shall use Commercially Reasonable Efforts to jointly pursue an implementation of Section 15.2 of the Kendall PPA (including utilizing the dispute resolution procedures of the Kendall PPA if necessary) that reflects an equitable allocation of such costs between the Parties. The Parties agree that any adjustments made pursuant to Section 15.2 of the Kendall PPA in accordance with the preceding sentence shall be employed herein as a reasonable allocation of such costs between the Parties. Seller shall not be entitled to a Change in Law cost increase to the extent caused by Seller’s failure to comply with Section 5.4(b). Seller shall submit to Purchaser a certificate setting forth in reasonable detail the basis of and the calculation for, such adjustments. Within 10 Days after its receipt of such certificate, Purchaser shall notify Seller whether it approves or disapproves of Seller’s adjustments, If Purchaser approves of such adjustments within such 10 Day period or the adjustments shall be determined to be due Seller by dispute resolution, the adjustments shall become effective under this Agreement.

ARTICLE XVI

INSURANCE

Section 16.1 Insurance Required. Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to carry and maintain or cause to be carried and maintained no less than the insurance coverages listed in Appendix D of the Kendall PPA, applicable to all operations undertaken by Kendall and Kendall’s personnel in the minimum amounts (limits) indicated in Appendix D of the Kendall PPA. Except as provided in Appendix D of the Kendall PPA, Seller shall use Commercially Reasonable Efforts to cause Kendall to place in effect the required insurance coverages as of the Delivery Start Date and to maintain the same in effect throughout the Term of this Agreement. To the extent that Seller receives any proceeds of insurance maintained by Kendall, such proceeds shall be allocated pro rata between Purchaser and Seller based upon the then-remaining Term of this Agreement (and any subsequent remainder of the Assignment Period (as defined in the Assignment and Assumption Agreement)) and the term of the Kendall PPA remaining after the expiration of the Term of this Agreement (and any subsequent remainder of the Assignment Period).

Section 16.2 Evidence and Scope of Insurance.

(a) Promptly after receipt from Kendall, Seller shall provide Purchaser with two original copies of insurance certificates reasonably acceptable to Purchaser evidencing the effectiveness of the insurance coverages required to be maintained. A complete copy of each policy shall be provided to Purchaser upon request.

(b) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to maintain insurance policies in conformity with Section 16.2(b) of the Kendall PPA.

(i) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to request that Purchaser be named as an additional insured (except in the case of worker’s compensation insurance) under the insurance policies to be maintained by Kendall pursuant to the Kendall PPA. To the extent that Kendall will incur a cost or expense in order to name Purchaser as such an additional insured, Purchaser shall either pay such cost or expense or Purchaser shall not be named as such an additional insured.

(ii) This section is intentionally deleted.

(iii) To the extent that Seller receives any notice described in Section 16.2(b)(iii) of the Kendall PPA, Seller shall promptly provide a copy of such notice to Purchaser.

(iv) This section is intentionally deleted.

(v) This section is intentionally deleted.

(c) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to maintain insurance policies in conformity with Section 16.2(c) of the Kendall PPA.

(d) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to maintain insurance policies in conformity with Section 16.2(d) of the Kendall PPA.

(e) This section is intentionally deleted.

Section 16.3 Claims Made Insurance; Modification of Insurance.

(a) Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to cause Kendall to maintain insurance policies in conformity with Section 16.3(a) of the Kendall PPA.

(b) If any insurance coverages required by the Kendall PPA are unavailable on reasonable commercial terms, Seller shall (i) use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to obtain from Kendall (upon receipt of which Seller shall promptly provide to Purchaser) detailed information as to the maximum amount of available coverage that it is able to purchase and (ii) be required to obtain Purchaser’s consent which shall then be communicated to Kendall as to the adequacy of said coverage under the circumstances prevailing at the time, which consent Purchaser shall not unreasonably withhold or delay.

ARTICLE XVII

FORCE MAJEURE EVENT

Section 17.1 Force Majeure Event Defined.

(a) As used in this Agreement, “Force Majeure Event” shall mean causes or events that are beyond the reasonable control of, without the fault or negligence of, the Party claiming such Force Majeure Event, and preventing or delaying the performance of the Party claiming excuse under this Agreement including, without limitation, acts of God; unusually severe actions of the elements such as floods, hurricanes, or tornadoes; sabotage; terrorism; war; riots or public disorders; Emergency Conditions; with respect to Seller, any Force Majeure Event of Kendall under the Kendall PPA; or any actions or failures to act of any Governmental Agency (including expropriation, requisition, Change-in-Law).

(b) Force Majeure Event shall not include: (i) the failure of performance of third-party suppliers of goods or services, including, without limitation, a defect in the manufacture, design or installation of the Facility which could reasonably have been avoided by compliance with Prudent Industry Practices (ii) any failure of, or delay in performance, or any full or partial curtailment in the electric output of the Facility that is caused by, or arises from any labor dispute or strike by Kendall’s employees (except to the extent arising out of a strike or labor action by employees or labor organizational members not employed at the Facility, including without limitation, a national strike, any of which shall be a Force Majeure Event), (iii) the unavailability of equipment which could reasonably have been avoided by compliance with Prudent Industry Practices, (iv) changes in market conditions that affect the price of fuel, energy, or capacity, (v) the failure timely to apply for or to obtain Governmental Approvals for the construction or operation of the Facility, or (vi) any Delivery Excuse; except to the extent that item is caused by an event that that would be a Force Majeure Event with respect to the non-performing Party as described above.

Section 17.2 Applicability of Force Majeure Event. Neither Party shall be in breach or liable for any delay or failure in its performance under this Agreement to the extent such performance is prevented or delayed due to a Force Majeure Event, provided that:

(a) the non-performing Party shall give the other Party written notice within 48 hours of the commencement of the Force Majeure Event, with details to be supplied within 10 Days after the commencement of the Force Majeure Event further describing the particulars of the occurrence of the Force Majeure Event after such commencement the non-performing party shall be excused for breach or liability for any delay or failure in its performance hereunder;

(b) the delay in performance shall be of no greater scope and of no longer duration than is directly caused by the Force Majeure Event;

(c) the Party whose performance is delayed or prevented shall proceed with Commercially Reasonable Efforts to overcome the events or circumstances preventing or delaying performance and shall provide weekly written progress reports to the other Party during the period that performance is delayed or prevented describing actions taken and to be taken to remedy the consequences of the Force Majeure Event, the schedule for such actions and the expected date by which performance shall no longer be affected by the Force Majeure Event; and

(d) when the performance of the Party claiming the Force Majeure Event is no longer being delayed or prevented, that Party shall give the other Party written notice to that effect: and

(e) except as specifically provided in this Article XVII, a Force Majeure Event shall not excuse any obligation to make any payments that are otherwise due and payable pursuant to this Agreement.

Section 17.3 Other Effects of Force Majeure Events.

(a) If any Force Majeure Event claimed by a Party shall continue for more than twelve Months from the date of notice provided by such Party in Section 17.2(a), the Parties shall attempt to mutually agree as to whether such termination right should be exercised. If the Parties are unable to agree within thirty (30) Days after such right of termination arose, Seller shall have the exclusive right to elect whether to terminate this Agreement which shall be evidenced by written notice to Purchaser specifying such as well as the date of termination. Other than the payment of any costs and liabilities incurred prior to the effective date of such termination, both Parties agree that neither Party shall have any liability to the other as a result of the termination of this Agreement pursuant to this Section 17.3.

(b) To the extent that Seller is unable to deliver all or part of the Actual Contract Capacity of a Dedicated Unit as a result of a Force Majeure Event claimed by Seller in accordance with Section 17.2, as to that Dedicated Unit to the extent that the Actual Contract Capacity is not available as a result of such Force Majeure Event; Purchaser’s payments of the Reservation Payment (the “Force Majeure Fixed Payments”) shall be reduced for the period of Force Majeure in accordance with the following formula:

FMFP = RP * APC / PC

where

FMFP means the Force Majeure Fixed Payments due for the Billing Period to which the Force Majeure Event excuse applies.

RP means the Reservation Payment which would be due Seller for the period under Sections 10.1, but for the application of this Section 17.3.

APC means the sum of (i) the amount of Contract Capacity actually available multiplied by the number of hours in the period, and (ii) the amount of any Contract Capacity rendered unavailable by reason of Scheduled Outage or Delivery Excuse, except to the extent that the Delivery Excuse is treated as a Force Majeure Event claimed by Seller under Section 17.1, times the number of hours in the period to which such unavailability is applicable.

PC means the total amount of Contract Capacity multiplied by the number of hours for the period.

The foregoing shall not affect the obligation of Purchaser to pay Seller the Reservation Payment for Replacement Power or any other payment obligation of Purchaser. Subject to the foregoing, if Purchaser shall be unable to accept the Actual Contract Capacity or Net Electrical Output as a result of a Force Majeure Event claimed by Purchaser, Purchaser shall remain obligated to pay the Reservation Payment to Seller pursuant to Section 10.1 and any other payments due under the Agreement for the period of such Force Majeure Event.

Section 17.4 Delivery Excuse.

(a) As used in this Agreement, “Delivery Excuse” shall mean: (i) any breach by Purchaser of its obligations under this Agreement; (ii) any delay or failure by Purchaser in giving any approval within the times required under this Agreement; (iii) any delay or failure by Purchaser in performing any obligation under this Agreement; (iv) any delay or failure of Purchaser to deliver Fuel or to accept Actual Contract Capacity or Net Electrical Output as required under this Agreement unless such failure is the result of Seller’s unexcused failure to perform under this Agreement or Kendall’s unexcused failure to perform under the Kendall PPA, (v) any failure of Purchaser to maintain adequate transmission rights to take delivery of the Net Electric Output of a Dedicated Unit or Replacement Power in accordance with the Agreement; (vi) delivery of Non-Conforming Fuel in accordance with Section 8.5(b); (vii) any curtailment or disconnection of the Dedicated Units from the Electrical Transmission System by the Control Center, or any other entity with jurisdiction over the Electrical Transmission System, to the extent such curtailment or disconnection is not caused by fault of the Seller or Kendall, and provided Seller or Kendall, as applicable, Contests such action in the event Seller or Kendall, as applicable, has an opportunity to Contest and concludes in its judgment, reasonably exercised, that a Contest is warranted; or (viii) any Emergency Condition to the extent not caused by the fault of Seller, the fault of Kendall or an Event of Force Majeure.

(b) Seller shall not be liable for or deemed in breach of this Agreement to the extent the performance of its obligations under this Agreement is delayed or prevented by a condition of Delivery Excuse; provided that if Seller determines that its performance is or has been affected by a condition of Delivery Excuse:

(i) Promptly after receiving notice from Kendall, Seller shall give Purchaser written notice of such condition, with details to be supplied further describing the particulars of the occurrence promptly after Seller receives such information from Kendall;

(ii) Any delay in performance shall be of no greater scope and of no longer duration than is directly caused by the Delivery Excuse; and

(iii) Promptly after receiving notice from Kendall, Seller shall promptly notify Purchaser when the condition of Delivery Excuse is no longer delaying or preventing Seller’s performance.

(c) To the extent that Seller is prevented or delayed in delivering Actual Contract Capacity or Net Electrical Output from such Dedicated Unit as a result of a Delivery Excuse in accordance with Section 17.4(b), then Seller shall have no obligation to provide Replacement Power to Purchaser with respect to such failure of delivery, and, except as provided in Section 17.3(b) above, Purchaser shall remain obligated to pay the Reservation Payment pursuant to Section 10.1 during the period of such Delivery Excuse.

ARTICLE XVIII

TERMINATION AND DEFAULT

Section 18.1 Event of Default.

(a) The occurrence of any one of the following shall constitute an Event of Default with respect to Seller:

(i) Seller shall fail to make payments for undisputed amounts due under this Agreement to Purchaser within thirty (30) Days after notice from Purchaser that such payment is due;

(ii) Seller shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take any action for the purpose of effecting any of the foregoing and Seller shall fail to cure such action or failure within sixty (60) Days;

(iii) A proceeding or case shall be commenced, without the application or consent of Seller, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debts, dissolution or winding-up, or the composition or readjustment of its debts; (b) the appointment of a receiver, custodian, liquidator or the like of Seller or of all or any substantial part of its assets; or (c) similar relief in respect of Seller under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debt, and such proceeding shall remain in effect, for a period of 120 Days;

(iv) Seller makes an assignment of this Agreement in violation of Section 21.2 unless cured within thirty (30) Days after notice thereof by Purchaser;

(v) Any representation made by Seller under Article XIV shall be false in any material respect when made, unless cured within thirty (30) Days after notice by Purchaser; and

(vi) Seller shall fail to comply with any other material provision of this Agreement (other than the obligation to pay money when due) and (i) such failure shall continue uncured for 30 Days after notice thereof by Purchaser, and (ii) such failure is not capable of being cured within such period of 30 Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 120 Days) so long as Seller is exercising reasonable diligence to cure such failure;

(b) The occurrence of any one of the following shall constitute an Event of Default with respect to Purchaser:

(i) Purchaser shall fail to make payments for undisputed amounts due under this Agreement to Seller within thirty (30) Days after notice from Seller that such payment is due;

(ii) Purchaser shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take any action for the purpose of effecting any of the foregoing and Purchaser shall fail to cure such action or failure within sixty (60) Days;

(iii) A proceeding or case shall be commenced, without the application or consent of Purchaser, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debt, dissolution or winding up, or composition or readjustment of its debt; (b) the appointment of a receiver, custodian, liquidator or the like of Purchaser or of all or any substantial part of its assets; or (c) similar relief in respect of Purchaser under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts, and such proceeding shall remain in effect, for a period of 120 Days;

(iv) Seller makes an assignment of this Agreement in violation of Section 21.2 unless cured within thirty (30) Days after notice thereof by Seller;

(v) Any representation made by Purchaser under Section XIV shall be false in any material respect when made, unless cured within thirty (30) Days after notice thereof by Seller;

(vi) Purchaser shall fail to comply with any other material provision of this Agreement (other than the obligation to pay money when due), and such failure shall continue uncured for 30 Days after notice thereof by Seller, provided that if such failure is not capable of being cured within such period of 30 Days with the exercise of reasonable diligence, then such cure period shall be extended for an additional reasonable period of time (not to exceed 120 Days) so long as Purchaser is exercising reasonable diligence to cure such failure; and

(vii) The failure of Purchaser to satisfy the credit requirements set forth in Section 14.8 hereof, if such failure is not remedied within three (3) Business Days after written notice from Seller;

Section 18.2 Financing Party’s Opportunity to Cure. Should an Event of Default under this Agreement occur with respect to Seller which is caused, directly or indirectly, by Kendall pursuant to the terms of the Kendall PPA, Purchaser agrees that Purchaser will not exercise any rights arising from such Event of Default until the cure period allotted to the Financing Parties as described in Section 18.2 of the Kendall PPA has elapsed and such Event of Default remains uncured. The Parties agree, however, that notwithstanding the prior sentence, during the continuance of any such Event of Default, Purchaser may also withhold payments due to Seller hereunder, to the extent that this Agreement would otherwise give Purchaser that right, in which case Seller may similarly elect not to make the resulting payments due to Kendall under the Kendall PPA (a “Resulting Non Payment”). Purchaser agrees that Purchaser’s rights to withhold such payments under the preceding sentence shall terminate on the date which is the earlier of: (a) the date on which such Event of Default is no longer continuing in effect or (b) the date on which Purchaser receives notice from Seller that Seller has received a notice from Kendall pursuant to Section 18.1(b) of the Kendall PPA as a result of the Resulting Non Payment. Once Purchaser’s right to withhold payment expires in accordance with the previous sentence, such withheld payment shall be due and payable to Seller within five (5) Business Days of receipt of Seller’s invoice therefor. In addition, to the extent that interest is requested of Seller by Kendall regarding any withheld payments, Purchaser agrees that it shall pay interest on such withheld payment calculated from the original due date as provided in Section 13.5 within five (5) Business Days of receipt of Seller’s invoice therefor.

Section 18.3 Remedies for Default. Subject to the terms of Section 18.2, if an Event of Default occurs with respect to a defaulting Party at any time during the Term, the non-defaulting party may, for so long as the Event of Default is continuing, (i) establish a date consistent with Section 18.1 and Section 18.2 (which date shall be sixty (60) Days after the non-defaulting party delivers notice) (the “Early Termination Date”) on which this Agreement shall be canceled if the Event of Default has not been cured and send a written notice to the defaulting party stating the date of such Early Termination Date with the non-defaulting party’s invoice for the Break Up Fee (as defined below), (ii) withhold any payments due in respect of this Agreement and (iii) pursue any other remedies available at law or in equity except to the extent such remedies are limited or excluded by this Agreement. In addition to the remedies set forth in this Section 18.3, in connection with the cancellation of the Agreement on an Early Termination Date pursuant to this Section 18.3, the defaulting Party shall pay the non-defaulting party a break-up fee of Three Million Dollars ($3,000,000) (“Break Up Fee”) within five (5) Business Days of the defaulting party’s receipt of non-defaulting party’s invoice therefor.

Section 18.4 Seller’s One-Time Termination Right. During the period commencing on the date which is thirty (30) Days after the Effective Date and ending on the date one hundred eighty (180) Days after the Effective Date, Seller may terminate this Agreement upon written notice of such termination to Purchaser. Seller’s termination notice shall designate an Early Termination Date between ten (10) and fifteen (15) Days after

Purchaser’s receipt thereof. Purchaser shall calculate, in a commercially reasonable manner, a Settlement Amount for this Agreement as of the Early Termination Date. The Gains and Losses shall be determined by Purchaser by calculating the amount that would be incurred or realized by Purchaser to replace or to provide the economic equivalent of the remaining payments and/or deliveries in respect of the Agreement. Purchaser may determine its Gains and Losses by reference to information either available to it internally or supplied by one or more third parties including, without limitation, quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data in the relevant markets. Third parties supplying such information may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors and other sources of market information. Seller shall be entitled to review and evaluate a copy of all information utilized by Purchaser in calculating the Settlement Amount; provided, however, that all such information shall be deemed to be confidential and subject to the restrictions set forth in Section 21.11, provided, further, that this information shall be utilized by Seller solely in connection with Seller’s review and evaluation of, and any dispute regarding, the calculation of the Settlement Amount. In Purchaser’s calculation of the Settlement Amount, Purchaser shall be entitled to: (a) a termination option fee of Three Million Dollars ($3,000,000) and (b) any or all other amounts due to Purchaser under this Agreement. All of the amounts, payments or charges referenced in the preceding sentence shall be aggregated into a single liquidated amount (the “Termination Payment”) payable by Seller.

Notice of the Termination Payment shall be given by Purchaser to Seller of the amount of the Termination Payment. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. The Termination Payment shall be made by the Party that owes it within two (2) Business Days after such notice is effective. If Seller disputes Purchaser’s calculation of the Termination Payment, in whole or in part, Seller shall, within two (2) Business Days of receipt of Purchaser’s calculation of the Termination Payment, provide to Purchaser a detailed written explanation of the basis for such dispute. Amounts paid as a result of any settlement or other resolution of the disputed amount shall be paid with interest thereon from the original due date as provided in Section 13.5.

Section 18.5 Purchaser’s Requirement Regarding the Assignment and Assumption Agreement. Purchaser agrees that it will use Commercially Reasonable Efforts to work diligently with Seller and/or Kendall to obtain the consent of Kendall and the Financing Parties to the assignment of the Kendall PPA pursuant to the Assignment and Assumption Agreement. Any failure by Purchaser to comply with the provisions of this Section 18.5 shall constitute an Event of Default pursuant to the terms of Section 18.1(b)(vi);provided however that this shall not be construed as an indication of whether any other section of this Agreement is or is not a material provision.

Section 18.6 Termination of Kendall PPA. If at any time during the Term of this Agreement the Kendall PPA is terminated for whatever reason, this Agreement shall be deemed to have been automatically terminated at the same time as the termination of the Kendall PPA without further action by either of the Parties. Seller and Purchaser agree to reasonably settle any outstanding matters under this Agreement with each other on a prompt basis in relation to the termination of this Agreement. Other than the payment of any costs and liabilities incurred prior to or upon the effective date of such termination, both Parties agree that neither Party shall have any liability to the other as a result of the termination of this Agreement pursuant to this Section 18.6. The provisions of this Section shall not affect any liability of a Party as a result of the occurrence of an Event of Default under this Agreement which liability shall be determined in accordance with Section 18.3 above.

ARTICLE XIX

INDEMNIFICATION AND LIABILITY

Section 19.1 Indemnification.

Each Party shall indemnify and hold the other Party and its officers, directors, Affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all Claims, to the extent caused by the negligence or willful misconduct of the indemnifying Party or the indemnifying Party’s own officers, directors, Affiliates, agents, employees, contractors or subcontractors and to the extent such Claims arise out of or relate to the indemnifying Party’s performance under this Agreement, in each case except to the extent such Claims are caused by the negligence, willful misconduct, or breach of this Agreement by the indemnified Party or its officers, directors, Affiliates, agents, employees, contractors and subcontractors. In addition, each Party shall each indemnify, defend and hold harmless the other Party from any Claims, and whether or not such Claims result from the negligence or willful misconduct of the indemnifying Party or the indemnifying Party’s own officers, directors, Affiliates, agents, employees, contractors or subcontractors, arising from the Fuel or the Net Electrical Output that occur when risk of loss of the Fuel or Net Electrical Output is vested in the indemnifying Party, in each case except to the extent such Claims are caused by the negligence, willful misconduct, or breach of this Agreement by the indemnified Party or its officers, directors, Affiliates, agents, employees, contractors and subcontractors. The Parties agree that (a) the risk of loss with respect to such Claims related to Net Electric Output shall transfer from Seller to Purchaser at the Interconnection Points or the Replacement Power Delivery Points (as applicable) and (b) the risk of loss with respect to such Claims related to Fuel shall transfer from Purchaser to Seller at the Fuel Metering Points (as more fully described in Section 8.4). The indemnifying Party shall also reimburse the indemnified Party for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by the indemnified Party in connection with Claims subject to this Section 19.1.

Section 19.2 Fines.

(a) Any fines, penalties or other costs incurred by either Party or such Party’s agents, employees or subcontractors for non-compliance by such Party, its agents, employees or subcontractors with the requirements of any Laws or Governmental Approvals shall not be reimbursed by the other Party but shall be the sole responsibility of such non-complying Party.

(b) If such fines, penalties or other costs are assessed against Purchaser by any Governmental Agency or court of competent jurisdiction due to the non-compliance by Kendall with any Laws or Governmental Approvals, Seller shall use Commercially Reasonable Efforts in accordance with its rights as purchaser under the Kendall PPA to recover from Kendall (a) any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Kendall to comply therewith, and (b) any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Purchaser in connection with such losses, liabilities, damages and claims. Seller shall promptly remit to Purchaser whatever it receives in connection therewith from Kendall.

(c) If such fines, penalties or other costs are assessed against Seller by any Governmental Agency or court of competent jurisdiction due to the non-compliance by Purchaser with any Laws or Governmental Approvals, Purchaser shall indemnify and hold harmless Seller against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Purchaser to comply therewith. Purchaser shall also reimburse Seller for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Seller in connection with such losses, liabilities, damages and claims.

Section 19.3 Limitations of Liability, Remedies and Damages.

(a) Each Party acknowledges and agrees that in no event shall any partner, shareholder, owner, officer, director, employee, or Affiliate of either Party be personally liable to the other Party for any payments, obligations, or performance due under this Agreement or any breach or failure of performance of either Party and the sole recourse for payment or performance of the obligations under this Agreement shall be against Seller or Purchaser and each of their respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

(b) This section has been intentionally deleted.

(c) Notwithstanding any provision of this Agreement to the contrary, after the Delivery Start Date of a Dedicated Unit, Seller shall have no obligation to deliver Replacement Power with respect to such Dedicated Unit to Purchaser, and Seller shall not be liable for any claims, damages or liabilities of any kind resulting from a Forced Outage or other failure to deliver Actual Contract Capacity or Net Electrical Output from such Dedicated Unit to Purchaser or for such Dedicated Unit to operate within the Design Limits (other than (i) as reflected in the calculation of Availability Adjustment Factor, (ii) Seller’s obligation to reimburse Purchaser for

Replacement Power requested by Seller to be provided pursuant to Sections 6.3, and Appendix E or, (iii) pursuant to Section 19.1, in which event this limitation of liability shall not apply); provided that the foregoing shall not limit the liability of Seller upon cancellation of this Agreement upon an Event of Default of Seller.

(d) THE PAYMENT, EXPRESS REMEDY OR MEASURE OF DAMAGES SET FORTH IN SECTIONS, 6.3, 8.3, 9.4, 10.1(b), 10.4, 12.1, 13.4, 13.5, 17.3, 18.3, 19.1, 19.2, AND THIS SECTION 19.3 SHALL BE THE SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO SUCH SECTIONS. EACH PARTY’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES SUFFERED BY THAT PARTY OR BY ANY CUSTOMER OR ANY PURCHASER OF THAT PARTY, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT DAMAGES FOR BREACH BY SELLER BASED ON THE INCREASE, IF ANY, IN PURCHASER’S COST OF OBTAINING REPLACEMENT POWER FROM ANOTHER SOURCE (WHETHER OR NOT SUCH REPLACEMENT POWER IS ACTUALLY PURCHASED BY PURCHASER) OVER THE AMOUNT WHICH WOULD BE PAYABLE BY PURCHASER UNDER THIS AGREEMENT WITH RESPECT TO SUCH POWER NOR LIMIT DAMAGES FOR BREACH BY PURCHASER BASED ON THE REDUCTION, IF ANY, IN PAYMENTS TO SELLER FROM THE SALE OF POWER FROM THE DEDICATED UNITS ARISING OUT OF SUCH BREACH. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, PURCHASER SHALL NOT BE LIABLE FOR ANY COSTS, CLAIMS OR DAMAGES WHICH ARE CALCULATED WITH RESPECT TO THE PERIOD OF TIME BEFORE OR AFTER THE TERM; UNDER NO CIRCUMSTANCES SHALL PURCHASER BE LIABLE FOR ANY COSTS, CLAIMS OR DAMAGES WHICH OCCUR DURING OR ARISE OUT OF A PERIOD OF TIME EITHER BEFORE OR AFTER THE TERM.

(e) The provisions of this Article XIX shall survive the termination of this Agreement.

ARTICLE XX

DISPUTE RESOLUTION

Section 20.1 Senior Officers.

(a) Each of Seller and Purchaser shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

(b) If such designated representatives are unable to resolve a dispute under this Agreement, such dispute shall be referred by each Party’s representatives, respectively, to a senior officer designated by Seller and a senior officer designated by Purchaser for resolution upon five Days’ written notice from either Party.

(c) The Parties hereto agree (i) to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner; and (ii) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

Section 20.2 Arbitration.

(a) In the event that any dispute between the Parties is unable to be resolved pursuant to Section 20.1 within 30 Days of the written notice described in Section 20.1(b), then either Party may commence a proceeding with respect to such dispute by written notice of arbitration specifying the matter to be arbitrated.

(b) Within twenty (20) Days of the notice given in Section 20.2 (a), the Parties shall select three (3) AAA approved commercial arbitrators, unless the Parties otherwise agree in writing to select the arbitrators from another source. To select these arbitrators, the Parties shall alternately strike names from a list of commercial arbitrators knowledgeable or experienced in the industry with no financial interest in any Party or any Affiliate of any Party obtained from the AAA or other agreed upon source, with the Party furnishing the Notice of Arbitration striking first, until three (3) Persons’ names remain on such list. Such Persons shall become the arbitrators of the matter. In the event any Person selected to be an arbitrator is unable or unwilling to serve, the process shall be repeated until three (3) arbitrators have been selected and have agreed to hear and resolve the dispute.

(c) The arbitrators shall permit each Party to conduct reasonable discovery as promptly and expeditiously as possible (and both Parties shall cooperate to this end). Discovery shall be limited to requests for the production of documents and examination upon deposition of witnesses designated as hearing witnesses. Each Party’s requests for, and responses to discovery including examination upon deposition shall be completed within sixty (60) Days of the arbitrators’ selection. The Parties may modify the period for discovery by mutual agreement. The arbitrators shall resolve any discovery disputes between the Parties that, after using their best efforts, the Parties cannot resolve themselves.

(d) The hearing shall be initiated as promptly and expeditiously as possible (and the Parties shall cooperate to this end) and, in no event more than thirty (30) Days after the conclusion of the discovery period. The rules of evidence of AAA shall apply to the presentation of evidence. Each Party shall file written direct testimony with the arbitrators and serve a copy on the other Party. Each Party shall be permitted to make opening statements with the Party demanding arbitration presenting its opening statement first. Immediately after opening statements, the Party demanding arbitration shall then present evidence in support of its position. The other Party then shall present evidence in support of its position. All witnesses must testify under oath, and a stenographic record and transcript of the hearing shall be made. Each Party shall have an opportunity to cross-examine the other Party’s witnesses. The Parties shall be permitted to make closing statements. The Party demanding arbitration shall present its statement first. The arbitrators shall conclude the hearing within thirty (30) calendar Days of its commencement. The period for concluding the hearing may be modified by mutual agreement of the Parties.

(e) The Parties shall submit proposed orders following the completion of the hearing unless otherwise agreed by the Parties and approved by the arbitrators. Pre-hearing briefs may be submitted and shall be served on other Parties. The pre-hearing briefs must be received by the arbitrators and the other Party no later than seven Business Days prior to commencement of the hearing. The briefing schedule provided herein may be modified by mutual agreement of the Parties with the approval of the arbitrators.

(f) The determination and/or award of the arbitrators, whichever is appropriate, shall be made no later than thirty (30) Days from the date of the completion of the hearing. Such determination and/or award shall be conclusive, final, and binding, subject only to the outcome of confirmation or vacation proceedings, if any, under applicable Law. To the extent that an award includes an amount of money, such award shall include interest at the Contract Interest Rate, and such interest shall accrue from the dates on which such money should have been paid to the prevailing Party or was incorrectly paid by that Party.

(g) Unless the Parties otherwise agree in writing, arbitration under this Agreement shall be conducted in Chicago, Illinois.

(h) Arbitration under this Agreement shall be governed by the AAA Commercial Arbitration Rules (or any successor thereto) in effect at the time of arbitration, unless the Parties mutually agree to another set of rules or body of Law, provided that if any specific provision of this Section conflicts with the then effective AAA Commercial Arbitration Rules, or other set of rules or body of Law mutually agreed to by the parties, then the provisions of this Section shall govern.

(i) The costs of the arbitration proceedings, other than the Parties’ own expenses, shall be shared equally by the Parties.

(j) The arbitrators shall have no power to amend or add to this Agreement, but shall have the authority to interpret the language of such Agreements and make findings of fact, order specific performance and provide injunctive relief as if the arbitrators were a court. Subject to such limitation, the decision of the arbitrators shall be final and binding. Judgment on an award may be enforced in any court of competent jurisdiction. Upon request of either Party, the arbitrators may issue such orders for interim relief as may be deemed necessary to safeguard the property that is the subject of arbitration or otherwise avoid irreparable harm to a Party, without prejudice to the rights of the Parties to the final determination of the dispute. Either Party may, without inconsistency with this Agreement, seek from any court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights or property of that Party, pending the establishment of the arbitration tribunal.

ARTICLE XXI

MISCELLANEOUS

Section 21.1 Prudent Industry Practices. All actions required or taken by either Party under this Agreement shall be consistent with Prudent Industry Practices.

Section 21.2 Assignment. (a) Neither this Agreement nor any of the rights hereunder, may be assigned, transferred or delegated by either Party under this Agreement without the express written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence, either Party shall be permitted to assign its rights and obligations under this Agreement to an Affiliate, provided that the Guarantee contemplated by Section 14.5 or the Performance Assurance, as applicable shall remain in effect with respect to the Affiliate of Purchaser.

(b) This section has been intentionally deleted.

(c) This section has been intentionally deleted.

Section 21.3 Notices. Except as otherwise specified in this Agreement, any notice, demand for information or documents required or authorized by this Agreement to be given to a Party shall be given in writing and shall be sufficiently given if delivered by overnight mail, overnight courier or hand delivered against written receipt, or if transmitted and received by facsimile transmission addressed as set forth below, or if sent to such Party by overnight mail, overnight courier or hand delivery to such other address as such Party may designate for itself by notice given in accordance with this Section 21.3. Any such notice shall be effective only upon actual delivery or receipt thereof. All notices given by telex or facsimile shall be confirmed in writing, delivered or sent as aforesaid, but the failure to so confirm shall not vitiate the original notice. The address for the delivery of notices and bills to each Party and the respective telephone and facsimile numbers are as follows:

(a)	For Seller:

Dynegy Power Marketing, Inc.

1000 Louisiana, Suite 5800

Houston, TX Zip: 77002-5050

    Attn: Contract Administration

Phone: (713) 767-6281

Facsimile: (713) 767-5931

Payment Information:

Bank: Bank One, Chicago

ABA: 071-000-013

Credit: Dynegy Power Marketing, Inc.

Account Number: 5527651

With a copy to:

Dynegy Power Marketing, Inc.

1000 Louisiana, Suite 5800

Houston, TX Zip: 77002-5050

Attn: Group General Counsel

Power Generation

Phone: (713) 507-3725

Facsimile: (713) 507-6987

(b)	For Purchaser:

Constellation Energy Commodities Group, Inc.

111 Market Place, Suite 500

Baltimore, MD 21202

Attn: Operations Dept. — Power

Phone: 410-468-3737

Fax: 410-468-3540

With a copy to:

Constellation Energy Commodities Group, Inc.

111 Market Place, Suite 500

Baltimore, MD 21202

Attn: General Counsel

Phone: 410-468-3500

Fax: 410-468-3499

Payment Information:

Bank: M&T Bank

ABA Number: 022000046

Account Number: 0019190078

Credit: Constellation Energy Commodities Group, Inc.

Section 21.4 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Illinois, exclusive of conflicts of laws provisions.

Section 21.5 UCC. Except as otherwise provided for in this Agreement, the provisions of the Uniform Commercial Code (the “UCC”) of the state whose Laws shall govern this Agreement shall be deemed to apply to this Agreement and energy shall be deemed to be a “good” for purposes of the UCC. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SELLING PARTY EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 21.6 Entire Agreement. Except for the Assignment and Assumption Agreement, this Agreement constitutes the entire understanding between the Parties and supersedes any and all previous understandings or agreements between the Parties with respect to the subject matter hereof. The Parties acknowledge and agree that this Agreement shall not be subject to the terms of the Master Netting, Setoff, Security and Collateral Agreement, dated August 6, 2004, between the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 21.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Party hereto that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 21.8 Modification or Amendment. No modification, amendment or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both Parties.

Section 21.9 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law or by any Governmental Agency, (a) such term or provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 21.10 Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one agreement binding on both Parties hereto and shall have the same force and effect as an original instrument, notwithstanding that both Parties may not be signatories to the same original or the same counterpart.

Section 21.11 Confidential Information.

(a) Prior to the dissemination of the initial public disclosure of this Agreement and the transactions contemplated therein, the Parties shall mutually agree upon the text of such disclosure.

(b) The terms contained in this Agreement are confidential information, and from and after the initial disclosure contemplated by paragraph (a) above, the Parties shall not disclose any such additional confidential information to any third party (other than the Party’s Affiliates or its lenders, counselors, accountants or rating agencies who have agreed to keep such terms confidential) without first obtaining the prior written consent of the non-disclosing Party. Notwithstanding the foregoing sentence, nothing herein shall prohibit either Party from making any public disclosure which it, with advice of counsel, deems reasonably necessary to comply with applicable Laws, including but not limited to securities laws or rules or regulations of a stock exchange or market on which the securities of the disclosing Party or any of its Affiliates are listed; provided that the disclosing Party provide the non-disclosing Party as much advance notice of such public disclosure as is practicable under the circumstances. Once the terms contained in this Agreement become generally available to the public as a result of the Parties’ actions in conformity with the provisions of this Sections 21.11 (a) and (b), the prohibitions on disclosure contemplated by this Section 21.11(b) shall have no further force and effect.

(c) Any information provided by either Party to the other Party pursuant to this Agreement and labeled “CONFIDENTIAL” shall be utilized by the receiving Party solely in connection with the purposes of this Agreement and shall not be disclosed by the receiving Party to any third party (other than the Party’s Affiliates or its lenders, counselors, accountants or rating agencies who have agreed to keep such terms confidential), except with the providing Party’s consent, and upon request of the providing Party shall be returned thereto. Notwithstanding the above, the Parties acknowledge and agree that such information may be disclosed (i) if the disclosure would be permitted by the second sentence of Section 21.11(b) above, or (ii) to actual and prospective suppliers and potential suppliers of major equipment to the Facility and other third parties as may be necessary for Purchaser and Seller to perform their obligations under this Agreement. To the extent that such disclosures pursuant to clause (ii) of the preceding sentence are necessary, the Parties also agree that they shall endeavor in disclosing such information to seek to preserve the confidentiality of such disclosures. This provision shall not prevent either Party from providing any confidential information received from the other Party to any court in accordance with a proper discovery request or in response to the reasonable request of any Governmental Agency charged with regulating the disclosing Party’s affairs, provided that, if feasible, the disclosing Party shall give prior notice to the other Party of such disclosure and, if so requested by such other Party, shall have used all reasonable efforts to oppose or resist the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality.

(d) In addition to any other rights afforded by law or under this Agreement, the non-disclosing Party shall be entitled to injunctive relief in order to protect its rights under this Section 21.11.

Section 21.12 Independent Contractors. The Parties are independent contractors. Nothing contained herein shall be deemed to create an association, joint venture, partnership or principal/agent relationship between the Parties hereto or to impose any partnership obligation or liability on either Party. Neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other Party in any way.

Section 21.13 Third Parties. This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty or liability to, or standard of care with reference to, any other Person.

Section 21.14 Headings. The headings contained in this Agreement are solely for the convenience of the Parties and should not be used or relied upon in any manner in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the first date above written.

CONSTELLATION ENERGY COMMODITIES GROUP, INC.

By:	/s/ Thomas V. Brooks
Name:
Title:

DYNEGY POWER MARKETING, INC.

By:	/s/ Alec G. Dreyer
Name:	Alec Dreyer
Title: